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Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GT SOLAR HOLDINGS, LLC
as Buyer,

GLOW MERGER CORPORATION
as Merger Sub,

GT EQUIPMENT TECHNOLOGIES, INC.
as the Company,

OCM/GFI POWER OPPORTUNITIES FUND II, L.P.

and
The Stockholders of the Company,
as Sellers

December 8, 2005

TABLE OF CONTENTS

1.	The Merger		1
	1.1	Exchange of Capital Stock	1
	1.2	The Merger	1
	1.3	Effective Time	1
	1.4	Effect of the Merger	2
	1.5	Certificate of Incorporation of the Surviving Corporation	2
	1.6	Bylaws of the Surviving Corporation	2
	1.7	Directors and Officers of the Surviving Corporation	2
	1.8	Conversion of Capital Stock	2
	1.9	Payment For Shares	4
	1.10	Dissenting Stockholders	4
	1.11	Adjustment to Purchase Price	4
	1.12	Closing Payment Schedule	6
	1.13	Closing	7
	1.14	Deliveries at Closing	7
	1.15	Sellers' Representative	8
	1.16	Further Assurances	9
	1.17	Company Stock Options; Stock Plans.	9
	1.18	Tax Treatment of Transaction	10
	1.19	RBC Rollover Contribution	10
2.	Representations and Warranties of the Company		10
	2.1	Existence; Good Standing; Authority	10
	2.2	Capitalization	11
	2.3	Subsidiaries	11
	2.4	No Conflict	12
	2.5	Financial Statements	12
	2.6	Absence of Undisclosed Liabilities	12
	2.7	Absence of Certain Changes	12
	2.8	Consents and Approvals	14
	2.9	Litigation	14
	2.10	Taxes	14
	2.11	Employee Benefit Plans	16
	2.12	Real and Personal Property	17
	2.13	Labor and Employment Matters	18
	2.14	Contracts and Commitments	19
	2.15	Intellectual Property	20
	2.16	Environmental Matters	21
	2.17	Insurance Coverage	22
	2.18	Compliance with Laws	22
	2.19	Product Warranty	22
	2.20	Suppliers and Customers	22
	2.21	Affiliate Transactions	23
	2.22	Officers and Directors; Bank Accounts	24
	2.23	Tangible Assets	24
	2.24	Inventory	24
	2.25	Notes and Accounts Receivable	24
	2.26	Anti-Takeover Statute Not Applicable	24
	2.27	Powers of Attorney	24

i

	2.28	Minority-Owned Subsidiaries	24
	2.29	Brokers	24
	2.30	Disclaimer of Other Representations and Warranties; Disclosure	24
3.	Representations and Warranties of Sellers		25
	3.1	Capital Stock	25
	3.2	Authority	25
	3.3	Consents and Approvals	26
	3.4	Litigation	26
	3.5	Adoption of Agreement and Approval of Merger	26
	3.6	Acknowledgement and Waivers	26
	3.7	Brokers	27
	3.8	New Member Representations and Warranties	27
	3.9	Disclaimer of Other Representations and Warranties	27
4.	Representations and Warranties of Buyer		28
	4.1	Existence; Good Standing; Authority	28
	4.2	No Conflict	28
	4.3	Consents and Approvals	28
	4.4	Litigation	29
	4.5	Financing	29
	4.6	Investment Intent	30
	4.7	Capitalization	30
	4.8	Brokers	30
	4.9	Disclaimer of Other Representations and Warranties	30
5.	Certain Covenants of Buyer, the Company and Sellers		30
	5.1	Conduct of Business Prior to Closing	30
	5.2	Access to Information	32
	5.3	Confidentiality	32
	5.4	Regulatory Consents and Other Authorizations	32
	5.5	Further Action	33
	5.6	Press Releases	33
	5.7	No Solicitation	33
	5.8	Notice of Certain Facts	34
	5.9	Indebtedness	35
	5.10	Return of Non-Public Information	35
	5.11	Title Insurance and Survey	35
	5.12	Closing Working Capital	35
	5.13	Net Operating Loss	35
	5.14	Waivers	35
	5.15	Guarantee of Covenants and Agreements of Buyer	35
6.	Certain Tax and Employee Matters		36
	6.1	Taxes	36
	6.2	Tax Sharing	36
	6.3	Cooperation on Tax Matters	36
	6.4	Tax Indemnification	37
	6.5	Employees; Benefits	38
	6.6	Officers' and Directors' Indemnification	38
	6.7	Resignations	39

7.	Conditions To Closing		39
	7.1	Conditions to Obligations of Sellers	39
	7.2	Conditions to Obligations of Buyer and Merger Sub	40
8.	Survival of Representations and Warranties and Covenants; Indemnification		41
	8.1	Survival	41
	8.2	Indemnification by Sellers and the Company	42
	8.3	Indemnification by Buyer	45
	8.4	Treatment of Indemnity Payments	47
	8.5	Remedies Exclusive	47
9.	Termination		47
	9.1	Termination	47
	9.2	Effect of Termination	47
	9.3	Waiver	47
10.	General Provisions		48
	10.1	Notices	48
	10.2	Fees and Expenses	49
	10.3	Certain Definitions	49
	10.4	Interpretation	50
	10.5	Counterparts	51
	10.6	Amendments	52
	10.7	Entire Agreement; Severability	52
	10.8	Third Party Beneficiaries	52
	10.9	Governing Law	52
	10.10	Assignment	52
	10.11	Mutual Drafting	52
	10.12	Consent to Jurisdiction	52
	10.13	Remedies	52

EXHIBITS

Exhibit A	Sellers; Shares
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Release
Exhibit D-1	Form of Confidentiality and Non-Competition Agreement to be entered into by Dr. Kedar P. Gupta and Jonathan A. Talbott
Exhibit D-2	Form of Confidentiality and Non-Competition Agreement to be entered into by Howard Smith and Thomas M. Zarrella
Exhibit E	Form of Terms of LLC Operating Agreement of Buyer

SCHEDULES

Schedule 2.2	Capitalization
Schedule 2.3	Subsidiaries
Schedule 2.5	Financial Statements
Schedule 2.7	Absence of Certain Changes
Schedule 2.8	Company Consents
Schedule 2.9	Litigation
Schedule 2.10	Taxes
Schedule 2.11	Employee Benefit Plans
Schedule 2.12	Real Property and Leases
Schedule 2.13	Employment Matters
Schedule 2.14	Certain Contracts and Commitments
Schedule 2.15	Intellectual Property
Schedule 2.17	Insurance
Schedule 2.19	Product Warranty
Schedule 2.20	Suppliers and Customers
Schedule 2.21	Affiliate Transactions
Schedule 2.22	Officers and Directors; Bank Accounts
Schedule 2.28	Minority-Owned Subsidiaries
Schedule 5.1	Conduct of Business
Schedule 6.5	Benefit Plans
Schedule 7.2	Approvals

Index of Defined Terms

Accountants	5
accredited investor	28
Affiliate	51
Alternative Transaction	52
Applicable Limitation Date	43
Base Balance Sheet	13
Base Working Capital	5
Benefit Plan	17
Benefit Plans	17
Buyer	1
Buyer Indemnified Party	38
Buyer Shares	1
By-Laws	11
Cap	44
Certificate	12
Certificate of Merger	2
Closing	7
Closing Date	7
Closing Payment Schedule	7
Closing Statement	5
COBRA	17
Common Merger Consideration	3
Company Intellectual Property Rights	22
Company Stock Option	10
Company Transaction Expenses	52
Confidential Information	33
Confidentiality Agreement	33
Confidentiality and Non-Competition Agreement	7
Converted Common Shares	3
Current Assets	6
Current Liabilities	6
Debt	52
Deductible	44
DGCL	1
Dispute Notice	5
Dissenting Shares	4
Effective Time	2
Encumbrances	19
Entities	12
Environmental Laws	23
ERISA	17
ERISA Affiliate	17
Escrow Agent	7
Escrow Agreement	7
Escrow Amount	7
Escrow Release Date	47
Final Closing Statement	5
Financial Statements	13
GAAP	52
Governmental Authority	15
GT Companies	12
GT Company	12
GT Company Employees	39

v

GUST	17
HSR Act	15
Indemnified Persons	40
Intellectual Property Rights	21
Liabilities	13
listed transaction	16
Losses	53
mass layoff	20
Material Adverse Effect	53
MerchantBanc	35
Merger Sub	1
Minority-Owned Subsidiaries	12
multiemployer plan	52
New Member Shares	1
Operating Agreement	1
Option Agreement	10
Owned Real Property	18
Permitted Encumbrances	19
Person	53
plant closing	20
Pre-Closing Returns	38
Pre-Closing Tax Period	16
Preferred Stock	12
Pro Rata Portion	3
Purchase Price	3
RBC	2
RBC Buyer Shares	1
RBC Rollover Contribution	1
RBC Warrant	2
Representatives	35
Returns	15
Rollover Shares	1
Securities Act	28
Seller	1
Seller Indemnified Party	47
Sellers' Representative	8
Sellers' Representative Expenses Advance	9
Shares	1
Stock Plans	10
Surveys	36
Surviving Corporation	2
Takeover Statute	25
Tax	17
Tax Loss	39
Tax Returns	17
Tax Sharing Agreements	17
Taxing Authority	17
Title Policies	36
WARN Act	20
withdrawal liability	52
Working Capital	6
Working Capital Adjustment Amount	6

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2005 (this "Agreement"), by and among GT Solar Holdings, LLC, a Delaware limited liability company ("Buyer"), Glow Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), GT Equipment Technologies, Inc., a Delaware corporation (the "Company"), OCM/GFI Power Opportunities Fund II, L.P., and the stockholders listed on the signature pages hereto (collectively, the "Sellers" and each individually, a "Seller").

        WHEREAS, Sellers are the stockholders of the Company and own beneficially and of record all of the outstanding shares of capital stock of the Company, as set forth on Exhibit A hereto (collectively, the "Shares").

        WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have each approved, and deem it advisable and in the best interest of their respective stockholders or shareholders, as the case may be, to consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company (the "Merger") in accordance with the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware, as amended ("DGCL");

        WHEREAS, Buyer is treated as a partnership for U.S. federal income tax purposes and it is intended that the exchange of the Rollover Shares for limited liability company interests in Buyer, followed by the Merger, shall qualify as (i) a tax-free exchange under Section 721 of the Code with respect to the exchange of the Rollover Shares and (ii) a taxable acquisition of the remaining outstanding Shares by Buyer;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

1.     The Merger.

        1.1    Exchange of Capital Stock.    Subject to the terms and conditions set forth in this Agreement (including Section 1.19), and in reliance on the representations and warranties contained herein, immediately prior to the Effective Time (as defined below), (i) each Seller will contribute to Buyer that number of Shares of Common Stock set forth opposite its name on Exhibit A hereto under the heading "Rollover Shares" (the "Rollover Shares") in exchange for Class A Shares of Buyer ("Buyer Shares") in the amount determined as set forth in the LLC Operating Agreement of Buyer containing terms and provisions substantially in the form of Exhibit E hereto (the "Operating Agreement"), and (ii) RBC will contribute to Buyer 16,065.6 Shares of Preferred Stock, and a portion of the RBC Warrant representing 20% of all of RBC's rights pursuant to the RBC Warrant (collectively, the "RBC Rollover Contribution"), in exchange for Class A Shares of Buyer (the "RBC Buyer Shares" and together with the Buyer Shares, the "New Member Shares") with initial "unreturned capital" equal to Five Million Dollars ($5,000,000), under the Operating Agreement.

        1.2    The Merger.    Subject to the terms and conditions set forth in this Agreement and in reliance on the representations and warranties contained herein, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.3    Effective Time.    On the Closing Date (as defined below), Buyer and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the

DGCL (the time of such filing, or such other time as Buyer and the Company shall specify in the Certificate of Merger, being the "Effective Time").

        1.4    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and as specified in the DGCL (including Section 259 of the DGCL).

        1.5    Certificate of Incorporation of the Surviving Corporation.    At and after the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be "GT Equipment Technologies, Inc."

        1.6    Bylaws of the Surviving Corporation.    At and after the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the Bylaws of Merger Sub, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be "GT Equipment Technologies, Inc."

  1.7    Directors and Officers of the Surviving Corporation.

        (a)   The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law.

        (b)   The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law.

        1.8    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or any Seller.

        (a)   Company Capital Stock held by RBC.    Royal Bank of Canada ("RBC") holds 80,328 shares of the Preferred Stock and the Series A Convertible Preferred Stock Purchase Warrant dated December 21, 2001 (the "RBC Warrant"). Subject to Section 1.19, RBC shall contribute to Buyer, pursuant to Section 1.1, the RBC Rollover Contribution. RBC agrees that, subject only to its obligations pursuant to Section 1.1, it shall continue to hold all legal and beneficial interest in all of such shares of Preferred Stock and the RBC Warrant through the Effective Time or, if the Effective Time does not occur, termination of this Agreement in accordance with its terms, without converting any of such shares into Common Stock or seeking to exercise, or exercising, the RBC Warrant in whole or in part. Further, to induce Buyer and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation to cause to be made the payments described in Section 1.1 and in the next-following sentence, RBC agrees that it shall deliver the RBC Warrant to the Company prior to the Effective Time (other than the portion thereof it shall have contributed to Buyer pursuant to Section 1.1) for cancellation at the Effective Time. Subject to the terms and provisions of this Agreement, at the Effective Time the RBC Warrant (other than the portion thereof contributed to Buyer pursuant to Section 1.1), together with each outstanding share of Preferred Stock owned by RBC and all accrued but unpaid dividends thereon (after giving effect to the exchange for RBC Buyer Shares pursuant to Section 1.1) shall be converted into the right to receive aggregate consideration of Twenty Million Dollars ($20,000,000), cash, without interest. Notwithstanding anything to the contrary in this Agreement, RBC shall not be bound by the indemnification obligations of the Sellers for breaches of representations and warranties and covenants and agreements of the Company pursuant to Section 6.4 or Section 8.2, including with respect to the Escrow Amount

(provided that RBC shall be bound by the indemnification obligations pursuant to Section 8.2 as such obligations relate to RBC's representations and warranties), nor shall RBC be subject to any adjustments to such consideration amount in respect of the Working Capital Adjustment Amount, if any.

        (b)   Company Capital Stock.    Subject to the terms and provisions of this Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares, each share of Preferred Stock owned by RBC (and any accrued but unpaid dividends thereon), shares to be cancelled in accordance with Section 1.8(c) and Dissenting Shares referred to in Section 1.10) (the "Converted Common Shares"), shall be converted into the right to receive the Common Merger Consideration, in cash without interest, minus the Pro Rata Portion of the Escrow Amount and subject to the obligations of the Company and the Sellers with respect to the indemnification provisions of Section 6.4 and Section 8.2 and with respect to the Working Capital Adjustment Amount, if any (as defined and determined in accordance Section 1.11). For purposes of this Agreement, "Common Merger Consideration" shall mean the quotient obtained by dividing (i) (A) $82,763,000 in cash without interest (the "Purchase Price"), minus (B) the sum of the aggregate amount of any Debt as of immediately prior to the Closing, the amount of any Company Transaction Expenses that remain unpaid as of immediately prior to the Closing and are not included as Current Liabilities on the Closing Working Capital, the Sellers' Representative Expenses Advance (as defined in Section 1.15(e)), and the Twenty-Five Million Dollars ($25,000,000) in aggregate consideration payable to RBC pursuant to Section 1.1 and Section 1.8(a), plus (C) the sum of the aggregate exercise price of Company Stock Options outstanding at the Closing, by (ii) the number of fully diluted Shares immediately prior to the Effective Time, including the Rollover Shares to be contributed to Buyer pursuant to Section 1.1 (assuming exercise of all outstanding Company Stock Options, warrants and all other rights to acquire Shares, whether vested or unvested and whether or not immediately exercisable), but excluding any Shares issuable upon conversion of outstanding Preferred Stock held by RBC or directly or indirectly with respect to the RBC Warrant. The "Pro Rata Portion" of any particular dollar amount shall mean with respect to each Seller or holder of Company Stock Options the product of (i) the particular dollar amount and (ii) a fraction, the numerator of which is the fully diluted number of Shares (assuming exercise of each company Stock Option (whether or not then vested)) held by such Seller or holder of Company Stock Options immediately prior to the Effective Time without giving effect to the contribution of Rollover Shares pursuant to Section 1.1, and the denominator of which is the aggregate number of fully diluted Shares immediately prior to the Effective Time without giving effect to the contribution of Rollover Shares pursuant to Section 1.1 (assuming exercise of all outstanding Company Stock Options, warrants and all other rights to acquire Shares, whether vested or unvested and whether or not immediately exercisable), but excluding any Shares issuable upon conversion of outstanding Preferred Stock held by RBC or directly or indirectly with respect to the RBC Warrant. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Seller shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration pursuant to this Section 1.8(b).

        (c)   Cancellation of Treasury Stock and Buyer-Owned Stock.    All Shares that are (i) held by the Company as treasury shares or (ii) owned by Buyer immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no securities of Buyer or other consideration shall be delivered in exchange therefor.

        (d)   Capital Stock of Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

  1.9    Payment For Shares.

        (a)   Withholding Rights.    Buyer or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller.

        (b)   No Further Ownership Rights in the Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the Shares which were outstanding immediately prior to such time. If, after such time, certificates representing any Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 1.

        1.10    Dissenting Stockholders.    Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time (after giving effect to the exchange of the Rollover Shares as provided in Section 1.1) and held by a holder thereof who properly exercises and perfects appraisal rights for such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") will be paid for by the Surviving Corporation in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the DGCL, the right of such holder to such appraisal of its Shares shall cease and such Shares shall be deemed converted as of the Effective Time into the right to receive the consideration to which any such holder is entitled pursuant to Section 1.8. The Company shall give Buyer (a) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisals under the DGCL. The Company shall not, except with prior written consent of Buyer, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle, or settle, any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

  1.11    Adjustment to Purchase Price.

        (a)   Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Sellers' Representative a statement (the "Closing Statement") calculating Working Capital (as defined below) as of the Closing Date, which statement shall be prepared in accordance with GAAP consistently applied, and otherwise consistent with the methodology used to prepare the Base Balance Sheet (as defined below). Unless the Sellers' Representative delivers the Dispute Notice (as defined below) within thirty (30) days after receipt of the Closing Statement, such Closing Statement shall be deemed the "Final Closing Statement," shall be binding upon all parties and shall not be subject to dispute or review. The Sellers' Representative and its agents will have reasonable access to the work papers and personnel used by Buyer in preparing the Closing Statement. If the Sellers' Representative disagrees with the Closing Statement, the Sellers' Representative may, within thirty (30) days after receipt thereof, notify Buyer in writing, which notice shall provide reasonable detail of the nature and basis of each disputed item on the Closing Statement, including supporting documentation (the "Dispute Notice"). The Sellers' Representative and Buyer shall first use commercially reasonable efforts to resolve such dispute between themselves and, if the parties are able to resolve such dispute, the Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the "Final Closing Statement" and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the parties fail to resolve the dispute within thirty (30) days after receipt by Buyer of the Dispute Notice, the parties shall submit the dispute to Deloitte & Touche LLP at such firm's Boston, Massachusetts office (the "Accountants"). The Accountants shall act as experts and not arbiters and shall determine only those items in dispute on the Closing Statement as reflected on the Dispute Notice. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to the Sellers' Representative and Buyer as to the resolution of the disputed items and the resulting calculation of Working Capital as of the Closing Date. The Closing Statement as determined by the Accountants shall be deemed the "Final Closing Statement," shall be conclusive and binding upon all parties and shall not be subject to dispute or review. All fees and expenses of the Accountants in connection with the resolution of the disputes pursuant to this Section 1.11(a) will be allocated between the Sellers, on the one hand, and Buyer, on the other, in the same proportion that the aggregate dollar amount of disputed items so submitted to the Accountants that is unsuccessfully disputed by such party (as finally determined by the Accountants) bears to the total dollar amount of such disputed items so submitted.

        (b)   Within three (3) business days following determination of the Working Capital set forth on the Final Closing Statement in accordance with Section 1.11(a) (the "Closing Working Capital"), (i) if the Closing Working Capital is less than Seven Million, Four Hundred Thousand Dollars ($7,400,000) (the "Base Working Capital"), then at Buyer's option (as indicated in writing delivered to the Sellers' Representative), the Sellers shall, or the Sellers' Representative shall instruct the Escrow Agent to, pay immediately to Buyer out of the Escrow Amount, an amount equal to the product of (A) a fraction, the numerator of which is the aggregate number of Converted Common Shares and Company Stock Options, and the denominator of which is the sum of the aggregate number of Rollover Shares plus the aggregate number of Converted Common Shares and Company Stock Options, and (B) the difference between the Closing Working Capital and the Base Working Capital and (ii) if the Closing Working Capital is greater than the Base Working Capital, Buyer shall pay to the Sellers' Representative, on behalf of Sellers and the holders of Company Stock Options, an aggregate amount equal to the product of (A) a fraction, the numerator of which is the aggregate number of Converted Common Shares and Company Stock Options, and the denominator of which is the sum of the aggregate number of Rollover Shares plus the aggregate number of Converted Common Shares and Company Stock Options, and (B) the difference between the Base Working Capital and the Closing Working Capital, in each case by wire transfer of immediately available funds or bank check. If Buyer elects to cause the Sellers to make payment in accordance with clause (i) of the preceding sentence, then each Seller shall be liable for the proportion thereof equal to a fraction, the numerator of which is the sum of the number of Converted Common Shares and Company Stock Options held by such Seller as of the Effective Time, and the denominator of which is the aggregate number of Converted Common Shares and Company Stock Options held by the Sellers as of the Effective Time and the aggregate number of Rollover Shares contributed to Buyer by the Sellers. If Buyer elects to cause the Sellers' Representative to instruct the Escrow Agent to make payment in accordance with clause (i) of the first sentence of this Section 1.11(b) and, after payment to Buyer of the Escrow Amount, Buyer has not been paid the full amount owed, then the Sellers shall be liable to Buyer for the difference between the amount paid to Buyer and the amount owed to Buyer (with liability for such obligation allocated severally among Sellers in proportion to each such Seller's relative holdings of Converted Common Shares and Company Stock Options as of the Effective Time). The Sellers' Representative shall promptly deliver to the Sellers and to holders of Company Stock Options all amounts paid to it by Buyer pursuant to this paragraph, ratably among such Sellers and optionholders based on each such Person's holdings of Converted Common Shares and Company Stock Options as of the Effective Time (subject to applicable withholding). If any payment required under this Section 1.11(b) is not made in full within such three (3) business day period, such payment will thereafter bear simple interest at a rate equal to the prime rate published in the Wall Street Journal plus two percent (2%) until paid in full. The difference between the Base Working Capital and the Closing Working Capital, whether a positive or a negative number, is referred to as the "Working Capital Adjustment Amount."

        (c)   As used in this Section 1.11 "Working Capital" means Current Assets minus Current Liabilities; "Current Assets" means and includes all cash and cash equivalents, restricted cash, accounts and deposits receivable (net of reserves and of accounts more than 60 days past due, provided, that uninvoiced accounts receivable shall not be counted as more than 60 days past due), inventories (net of write-downs) and other current assets of the Company, in each case as determined in accordance with GAAP and the Company's past practices and procedures, consistently applied (provided, for this purpose, that Current Assets shall not include the value of any net operating loss or similar Tax attribute existing as of the Closing); and "Current Liabilities" means and includes all Debt and liability for Taxes (provided, for this purpose, that Current Liabilities shall not include liability for Income Taxes attributable to any income which may be offset by any net operating loss in excess of $2,000,000 or similar Tax attribute except to the extent of any liability for any estimated or similar taxes with respect to such income that is due notwithstanding the relevant net operating loss or similar Tax attribute, and provided further that the amount of any Taxes included in the Current Liabilities shall be determined as of the Closing Date in accordance with the principles set forth in Section 6.4(b), and all accounts payable and accrued expenses, customer deposits, deferred revenue-current and other current liabilities of the Company, in each case as determined in accordance with GAAP and the Company's past practices and procedures, consistently applied, provided that to the extent such past practices and procedures are inconsistent with GAAP, the Working Capital shall be determined in accordance with GAAP. If at any time between the Closing and the eighteen-month anniversary of the Closing, the Company is paid with respect to any accounts receivable that existed on the balance sheet of the Company as of the Closing but were not included as Current Assets on the Closing Working Capital, Buyer shall pay such amount to the Sellers' Representative on behalf of the Sellers and holders of Company Stock Options.

        1.12    Closing Payment Schedule.    Two business days prior to the Closing, the Company shall provide to Buyer (i) a true and complete schedule of (x) the Debt as of such date, and (y) the Company Transaction Expenses as of such date, together with information as to the amounts of Company Transaction Expenses that have and have not been paid, (ii) a true and complete schedule setting forth the name of each optionholder and the number of Company Stock Options held by such optionholder and the exercise price of each Company Stock Option outstanding as of immediately prior to the Closing (before giving effect to Section 1.17), (iii) an estimated Closing Statement setting forth a good faith estimate as of such date of the Working Capital as of the Closing Date and (iv) such additional information as is reasonably requested by Buyer in order to determine the amount to be paid to the Sellers and optionholders (the "Closing Payment Schedule"). Upon delivery to the Buyer, the Closing Payment Schedule shall be certified by the Company's chief financial officer.

        1.13    Closing.    The closing (the "Closing") of the Merger and the other transactions contemplated by this Agreement shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, on the second business day following the date on which the conditions to Closing set forth in Article 7 of this Agreement have been satisfied or waived (except for such conditions that by their nature can only be satisfied at or after the Closing), or at such other time or such other place as Buyer and the Sellers' Representative may mutually determine. The date on which the Closing actually occurs is sometimes referred to herein as the "Closing Date."

  1.14    Deliveries at Closing.

        (a)   At the Closing, Sellers and the Company will deliver or cause to be delivered to Buyer the following:

          (i)    an Escrow Agreement substantially in the form of Exhibit B (the "Escrow Agreement");

          (ii)   a release in the form of Exhibit C hereto, executed by each Seller;

          (iii)  confidentiality and non-competition agreements in the form of Exhibit D-1 hereto, executed by Dr. Kedar P. Gupta and Jonathan A. Talbott;

          (iv)  confidentiality and non-competition agreements in the form of Exhibit D-2 hereto, executed by Howard Smith and Thomas M. Zarrella (together with the confidentiality and non-competition agreements referenced in Section 1.14(a)(iii), the "Confidentiality and Non-Competition Agreements");

          (v)   the Operating Agreement, executed by RBC and each Seller who is obligated to contribute Rollover Shares pursuant to Section 1.1; and

          (vi)  each of the certificates, instruments and other documents required to be delivered at the Closing pursuant to Section 7.2.

        (b)   At the Closing, Buyer will deliver:

          (i)    Seven Million, Seven Hundred Thousand Dollars ($7,700,000) by wire transfer of immediately available funds (the "Escrow Amount") to JPMorgan Chase Bank, N.A., as escrow agent (the "Escrow Agent") under the Escrow Agreement;

          (ii)   to RBC, Twenty Million Dollars ($20,000,000) by wire transfer of immediately available funds;

          (iii)  to each Seller (other than RBC), by wire transfer of immediately available funds, an amount equal to the product of (x) the Common Merger Consideration and (y) the number of Shares owned by such Seller as of immediately prior to the Closing (after giving effect to the exchange of Rollover Shares pursuant to Section 1.1), less such Seller's Pro Rata Portion of the Escrow Amount;

          (iv)  to the holders of Company Stock Options, the amount as determined in accordance with Section 1.17;

          (v)   the Escrow Agreement;

          (vi)  to Dr. Kedar P. Gupta and Jonathan A. Talbott, the Confidentiality and Non-Competition Agreements in the form of Exhibit D-1 hereto, and to Howard Smith and Thomas M. Zarrella, the Confidentiality and Non-Competition Agreements in the Form of Exhibit D-2 hereto, each executed by Buyer;

          (vii) to RBC and those Sellers exchanging Rollover Shares pursuant to Section 1.1, the Operating Agreement, evidencing the issuance of New Member Shares to such Sellers as set forth in Section 1.1; and

          (viii)  to the Company each of the certificates and other documents required to be delivered at the Closing pursuant to Section 7.1.

  1.15    Sellers' Representative.

        (a)   By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Dr. Kedar P. Gupta as his, her or its true and lawful agent and attorney-in-fact (the "Sellers' Representative"), with full power of substitution to act in such Seller's name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement and the Escrow Agreement, and to act on such Seller's behalf in any dispute, litigation or arbitration involving this Agreement or the Escrow Agreement, and to do or refrain from doing any further act or deed on behalf of such Seller which the Sellers' Representative shall deem necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement, as fully and completely as such Seller could do if personally present, including the power:

          (i)    to waive any condition to the obligations of such Seller to consummate the transactions contemplated by this Agreement or the Escrow Agreement;

          (ii)   to execute and deliver all ancillary agreements, certificates and documents, and to make representations and warranties therein, on behalf of such Seller which the Sellers' Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement; and

          (iii)  to receive on behalf of, and to distribute (after payment of any unpaid expenses chargeable to Sellers in connection with the transactions contemplated by this Agreement and the Escrow Agreement), all amounts payable to such Seller under the terms of this Agreement and the Escrow Agreement.

        (b)   Each Seller acknowledges and agrees that the Shares set forth opposite such Seller's name on Exhibit A is true and correct. Each Seller further agrees that the calculation of the Buyer Shares, if applicable, and the Common Merger Consideration to be received by such Seller hereunder (as determined in accordance with Section 1.1 and Section 1.8(b)), represents the full amount to which such Seller is entitled in respect of such Seller's Shares. RBC agrees that the calculation of RBC Buyer Shares and the consideration to be received by it hereunder (as determined in accordance with Section 1.1 and Section 1.8(a)), represents the full amount to which RBC is entitled in respect of its Preferred Stock (and accrued but unpaid dividends thereon) and the RBC Warrant.

        (c)   The appointment of the Sellers' Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers' Representative on behalf of Sellers in all matters relating to this Agreement and the Escrow Agreement. All notices delivered by Buyer or the Company (following the Closing) to the Sellers' Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to Sellers. The Sellers' Representative shall act for Sellers on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Sellers' Representative believes to be in the best interest of and equitable to Sellers and consistent with its obligations under this Agreement, but the Sellers' Representative shall not be responsible to Sellers for any loss or damages it or they may suffer by reason of the performance by the Sellers' Representative of its duties under this Agreement or the Escrow Agreement, other than loss or damage arising from willful violation of the law. In no case shall Buyer, the Company (following the Closing) or any of Buyer's Affiliates be responsible to the Sellers or the Sellers' Representative for any loss or damages it or they may suffer by reason of the performance by the Sellers' Representative of its duties under this Agreement or the Escrow Agreement.

        (d)   Each Seller agrees to indemnify and hold harmless the Sellers' Representative from any Losses incurred by the Sellers' Representative arising from the performance of its duties as the Sellers' Representative hereunder, including the cost of legal counsel retained by the Sellers' Representative on behalf of Sellers, but excluding any loss or damage arising from willful violation of the law.

        (e)   At the Closing, Buyer shall deduct One Hundred Thousand Dollars ($100,000) from the Purchase Price (the "Sellers' Representative Expenses Advance" and shall pay such amount to the Sellers' Representative. The Sellers' Representative shall use such funds solely in connection with the performance of its duties as the Sellers' Representative hereunder and, upon the eighteen-month anniversary of the Closing (or such earlier date at the Sellers' Representative's discretion), shall pay any remaining amount to the Sellers and the holders of Company Stock Options, pro rata according to their ownership of Shares (assuming exercise of each Company Stock Option whether or not then vested) as of immediately prior to the Closing (without giving effect to any Rollover Shares exchanged pursuant to Section 1.1).

        (f)    All actions, decisions and instructions of the Sellers' Representative taken, made or given pursuant to the authority granted to the Sellers' Representative pursuant to this Section 1.15 shall be conclusive and binding upon each Seller and each holder of Company Stock Options, and no Seller or optionholder shall have the right to object, dissent, protest or otherwise contest the same.

        (g)   The provisions of this Section 1.15 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by Sellers to the Sellers' Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Seller.

        1.16    Further Assurances.    Each Seller and the Sellers' Representative shall, from time to time after the Closing at the reasonable request of Buyer, execute and deliver further instruments of transfer and take such other action as may be reasonably required to more effectively and fully implement the provisions of this Agreement.

  1.17    Company Stock Options; Stock Plans.

        (a)   For purposes of this Agreement, the term "Company Stock Option" means each outstanding unexercised option to purchase shares of the Company's common stock, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement or other arrangement with the Company approved by the Company's Board of Directors on or prior to the date hereof, including under the Company's 1997 Non-Qualified Stock Option Plan and the Company's 2005 Employee, Director and Consultant Stock Option Plan (collectively, the "Stock Plans"). As used herein, the term "Option Agreement" means a written agreement executed by the Company pursuant to the Stock Plans granting the Company Stock Options entitling the optionee named therein to purchase shares of the Company's common stock.

        (b)   As part of the transactions contemplated by this Agreement, the Company shall ensure that (i) immediately prior to the Closing, each outstanding Company Stock Option shall become immediately vested and exercisable in full and (ii) all outstanding Company Stock Options, Option Agreements and Stock Plans shall be terminated as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, Buyer or any Affiliate of any of the foregoing.

        (c)   Each holder of a Company Stock Option shall become entitled to receive an amount in cash, less any applicable withholding taxes, equal to the product of (i) the total number of shares of common stock issuable upon exercise of such Company Stock Option and (ii) the excess, if any, of the Common Merger Consideration less the applicable exercise price per share of the common stock otherwise payable upon exercise of such Company Stock Option. At the Closing, each holder of a Company Stock Option shall receive the amount set forth in the preceding sentence, minus the Pro Rata Portion of the Escrow Amount.

        1.18    Tax Treatment of Transaction.    For federal income tax purposes, any payment made pursuant to this Agreement and after the Closing Date (i) to the Sellers with respect to their Shares shall be treated as deferred Purchase Price and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code or (ii) to the holders of the Company Stock Options with respect to their Options shall be treated as compensation reportable on Form W-2, subject to withholding by the Company, and includable in gross income of such optionholder and deductible by the Company at the time of payment.

        1.19    RBC Rollover Contribution.    No later than five (5) days before the Closing, Buyer shall deliver the final Operating Agreement to RBC. RBC shall have three (3) days from delivery of the final Operating Agreement by Buyer to elect, by delivering a written notice of such election to Buyer, to not make the RBC Rollover Contribution set forth in Section 1.1. If RBC so elects, (i) RBC shall not make any RBC Rollover Contribution and shall receive no RBC Buyer Shares, (ii) the aggregate cash consideration to be received by RBC pursuant to Section 1.8(a) (and delivered by Buyer pursuant to Section 1.14(b)(ii)) shall be Twenty-Five Million Dollars ($25,000,000), (iii) RBC shall not be required to execute and deliver the Operating Agreement, (iv) Buyer shall not be required to deliver the executed Operating Agreement to RBC, and (v) Exhibit A hereto shall be amended so as to reflect 39,781 Rollover Shares and 95,219 Selling Shares owned by Jonathan A. Talbott. Notwithstanding the foregoing, if RBC fails to deliver such written notice of election in the time prescribed in this Section 1.19, RBC shall be bound by Section 1.1 (without giving effect to this Section 1.19), and none of the changes set forth in the immediately preceding sentence shall be of any force or effect.

2.    Representations and Warranties of the Company.    In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to Buyer the following representations and warranties:

  2.1    Existence; Good Standing; Authority.

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority, corporate and otherwise under the DGCL, to own, operate, lease and encumber its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The copies of the Certificate and By-laws (the "By-Laws"), each as amended to date and made available to Buyer's counsel, are complete and correct, and no amendments thereto are pending.

        (b)   The Company has the power and authority, corporate and otherwise, to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company pursuant to this Agreement, including the Escrow Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the Escrow

Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Escrow Agreement by Sellers and Buyer, this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

  2.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of 1,000,000 shares of Class A Common Stock, par value $0.01 per share, of which 306,126 shares are issued and outstanding, and 1,000,000 shares of Class B Common Stock, par value $0.01 per share, of which 2,683 shares are issued and outstanding (together, the "Common Stock"), and 1,000,000 shares of preferred stock, par value $0.01 per share, 500,000 shares of which have been designated as Series A 8% Convertible Preferred Stock (the "Preferred Stock") as provided in Article Fourth, Section A, Paragraph 4(c) of the Company's Certificate of Incorporation (the "Certificate"). 80,379 shares of Preferred Stock are issued and outstanding. The Sellers listed on Exhibit A hereto are the only stockholders of the Company, the Shares constitute all of the outstanding shares of capital stock of the Company and the information contained in Exhibit A is otherwise complete and accurate in all respects. Except as disclosed on Schedule 2.2, the Company has no outstanding subscriptions, options, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance or sale of, any shares of capital stock or other equity interests of the Company. Except as set forth on Schedule 2.2, the Company is not subject to or bound by any obligation to purchase, redeem, or otherwise acquire any Shares or any other equity securities of the Company. All of the Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

        (b)   Except as set forth on Schedule 2.2, there are no preemptive rights, rights of first refusal, put or call rights or obligations or anti dilution rights with respect to the issuance, sale or redemption of the Shares, or agreements relating to the voting or restricting the transfer of the Company's shares of capital stock other than rights set forth in the Certificate, the Stockholders' Voting Agreement dated as of December 24, 2001 and the Stock Restriction Agreement dated as of December 24, 2001. There are no rights to have the Company's shares of capital stock registered for sale to the public pursuant to the laws of any jurisdiction, other than rights set forth in the Registration Rights Agreement dated as of December 24, 2001.

  2.3    Subsidiaries.

        (a)   Except as described on Schedule 2.3, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity, all such entities listed on Schedule 2.3 being referred to herein as the "Entities," and together with the Company, but excluding GT Global, LLC and SC Fluids, Inc. (such excluded Entities, the "Minority-Owned Subsidiaries"), as the "GT Companies," and each, a "GT Company". All of the outstanding shares of capital stock of or interests in each Entity that are owned, directly or indirectly, by the Company are owned free and clear of all rights of first refusal, pledges, claims, liens, changes, encumbrances and security interests of any kind or nature whatsoever. All outstanding shares of capital stock of or interests in each Entity that are owned, directly or indirectly, by the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights or similar rights.

        (b)   Complete and correct copies of the organizational documents of each of the Entities, as amended to date have been made available to Buyer's counsel.

        2.4    No Conflict.    Neither the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments contemplated hereby, including the Escrow Agreement, nor the consummation by the Company or Sellers of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Certificate or By-laws. Assuming the consents, approvals and authorizations contemplated by Section 2.8 are obtained, the execution and delivery by the Company and the Sellers of this Agreement and the other agreements, documents and instruments contemplated hereby, including the Escrow Agreement, and the consummation by the Company or Sellers of the transactions in accordance with the terms hereof and thereof will not violate, or conflict with, or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which any of the GT Companies is a party or by which any of the GT Companies or any of its properties is bound.

        2.5    Financial Statements.    The following financial statements (the "Financial Statements") are set forth on Schedule 2.5:

          (a)   Audited consolidated balance sheets of the Company as of March 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the fiscal years then ended;

          (b)   Unaudited consolidated balance sheets of the Company as of October 31, 2005. (the "Base Balance Sheet"); and

          (c)   Unaudited consolidated statements of operations, changes in stockholders' equity and cash flows of the Company for the seven-month period ended October 31, 2005.

        Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition and the results of operations, changes in stockholders' equity and cash flows of the Company as at the respective dates of and for the periods referred to in such Financial Statements.

        2.6    Absence of Undisclosed Liabilities.    None of the GT Companies has Debt, claims, commitments, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted (collectively, "Liabilities") other than such Liabilities (A) reflected on the face of the Base Balance Sheet, and (B) Liabilities which have arisen after the date of the Base Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability, none of which would have a Material Adverse Effect and all of which shall, to the extent such Liabilities are current Liabilities, be included as Current Liabilities on the Final Closing Statement).

        2.7    Absence of Certain Changes.    Except as set forth on Schedule 2.7, since March 31, 2005, (i) there has not been any Material Adverse Effect and (ii) the GT Companies have operated only in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, with respect to any of the GT Companies, there has not been any:

          (a)   change in the authorized or issued capital stock; grant of any option, right to purchase or similar right regarding the capital stock; purchase, redemption, retirement, or other acquisition of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of the capital stock;

          (b)   payment, grant or promise of any bonuses, or increase in salaries or other compensation or benefits, to any manager, director, officer, or employee, except for bonus awards and increases in salaries made in the ordinary course of business consistent with past practices;

          (c)   theft, damage, destruction or loss of any asset or property, whether or not covered by insurance, which has had a Material Adverse Effect;

          (d)   incurrence of Debt or guarantee of Debt or other Liability of any third party other than in the ordinary course of business;

          (e)   material change in the accounting methods or principles used, other than (A) write-downs or write-offs in the value of assets as required by GAAP, which, individually or in the aggregate, are not material, or (B) such adjustments as may be required by GAAP as a result of the transactions contemplated by this Agreement;

          (f)    issuance, sale or transfer of any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into shares or units of any GT Companies' equity securities or capital stock, or options or other rights to acquire shares of its capital stock or other equity securities;

          (g)   discharge or satisfaction of any Encumbrance or payment on any Liability (other than Liabilities paid in the ordinary course of business), prepaid on any amount of indebtedness or the subjecting of any properties or assets to any Encumbrance;

          (h)   sale, lease, assignment or transfer (including transfers to any Seller or Affiliate) of any tangible or intangible assets (including Intellectual Property), except for sales of inventory in the ordinary course of business to unaffiliated third Persons on an arm's length basis, or disclosure of any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the GT Companies in such confidential information);

          (i)    waiver, cancellation, compromise, settlement or release of any rights or claims for an amount in excess of $75,000, whether or not in the ordinary course of business;

          (j)    entry into, amendment or termination of any material agreement or entry into any other material transaction not in the ordinary course of business, or a material change in any business practice;

          (k)   change in employment terms for any of its directors, officers, and employees outside the ordinary course of business or entry into any transaction with an Affiliate;

          (l)    change in conduct related to cash management customs and practices other than in the ordinary course of business consistent with past practices (including with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities, and other Liabilities and pricing and credit policies);

          (m)  change or authorization of any change in the Certificate, by-laws or other governing or organizational documents;

          (n)   loans or advances to, or guarantees for the benefit of, any Persons;

          (o)   institution of any claim or lawsuit for an amount involving in excess of $75,000 in the aggregate or involving equitable or injunctive relief;

          (p)   grant of any performance guarantee to its customers other than in the ordinary course of business and consistent with the policies and practices disclosed to Buyer; or

          (q)   entry into any agreement or commitment to do any of the actions described in clauses (a) through (p).

  2.8    Consents and Approvals.

        (a)   Except as set forth on Schedule 2.8(a), the execution and delivery of this Agreement and the Escrow Agreement and performance of the obligations hereunder and thereunder by the Company and Sellers do not, and will not as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, and (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer (including its sources of financing).

        (b)   Except as set forth on Schedule 2.8(b), the execution and delivery of this Agreement and the Escrow Agreement and performance of the obligations hereunder and thereunder by the Company do not, and will not as of the Closing Date, require any third-party consents, approvals, authorizations, actions or notifications.

        2.9    Litigation.    Except as set forth on Schedule 2.9, (i) there is no litigation, action, suit, proceeding, claim, audit, arbitration or investigation pending or, to the Company's knowledge, threatened against the GT Companies in or before any court, quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator, and (ii) none of the GT Companies is subject to any outstanding injunction, judgment, order, decree, ruling or charge.

        2.10    Taxes.    The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

          (a)   Filing and Payment.    Except as set forth on Schedule 2.10(a), (i) all Tax returns, statements, reports, elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the GT Companies (collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; (iii) all Taxes due and payable have been timely paid, or withheld and remitted to the appropriate Taxing Authority and none of the GT Companies requested any extension of time within which to file any Return and has not yet filed such Return; (iv) the charges, accruals and reserves for Taxes with respect to the GT Companies reflected on the books of such entities (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover Tax liabilities accruing through the end of the last period for which the GT Companies ordinarily record items on their respective books; and (v) all information set forth on the Base Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

          (b)   Procedure and Compliance.    Schedule 2.10(b) contains a list of all Returns of the GT companies (or any member of any affiliated, consolidated, combined or unitary group of which any GT Company is a member, (i) that are currently under audit or with respect to which the relevant taxing authority has informed any of the GT Companies in writing that the taxing authority may conduct an audit, and (ii) for which the relevant taxing authority has granted any extension or waiver of the statute of limitations period applicable to such Return, which period (after giving effect to such extension or waiver) has not yet expired.

          (c)   Taxing Jurisdictions.    Schedule 2.10(c) contains a list of all jurisdictions (whether foreign or domestic) in which the GT Companies file income Tax Returns.

          (d)   Tax Sharing, Consolidation and Similar Arrangements.    Except as set forth on Schedule 2.10(d), (i) none of the GT Companies has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) none of the GT Companies is party to any Tax Sharing Agreement; and (iii) none of the GT Companies has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the GT Companies affecting or concerning any Tax period.

          (e)   Certain Transactions.    Except as set forth on Schedule 2.10(e), (i) none of the GT Companies is a party to any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(ii) or any substantially similar transaction, and, to the knowledge of the GT Companies, none of the GT Companies is a party to any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4 and (ii) during the five-year period ending on the date hereof, none of the GT Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (f)    Post-Closing Attributes.    Except as set forth on Schedule 2.10(f), none of the GT Companies will be required to include after the Closing Date taxable income attributable either to a change in method of accounting for a Pre-Closing Tax Period or to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible after the Closing Date as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

          (g)   Certain Elections.    Schedule 2.10(g) lists each GT Company (i) with respect to which an election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat such GT Company as an association, corporation or partnership; and (ii) which is disregarded as an entity for Tax purposes.

          (h)   Non-Applicability of Certain Code Provisions.    None of the GT Companies is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

          (i)    For purposes of this Agreement:

            (i)    "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date;

            (ii)   "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, estimated taxes and withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any federal, state, local or foreign governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign);

            (iii)  "Taxing Authority" has the meaning given to it in the definition of the term "Tax";

            (iv)  "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes; and

            (v)   "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding any GT Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person's Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

  2.11    Employee Benefit Plans.

        (a)   Schedule 2.11 sets forth a complete and correct list of each "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other benefit plan, program or arrangement that is maintained, sponsored or contributed or required to be contributed to by the Company, or with respect to which the Company has any current or potential liability (each a "Benefit Plan" and collectively the "Benefit Plans").

        (b)   The Company has delivered to Buyer complete and correct copies of the most recent plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all other documents pursuant to which each Benefit Plan is maintained, funded and administered.

        (c)   Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable laws. The Company and each Person that could be treated, at any relevant time, as a single employer with the Company under Section 414 of the Code (an "ERISA Affiliate") have complied with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or similar state law) ("COBRA"). Each Benefit Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination from the IRS that such Benefit Plan is so qualified (taking into account the changes required by the legislation commonly referred to as "GUST"), and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan.

          (d)   With respect to each Benefit Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Benefit Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued.

          (e)   Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential liability under or with respect to (i) any "defined benefit plan" (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iii) any benefit plan, program or arrangement that provides for post-retirement or post-termination medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

          (f)    With respect to each Benefit Plan, (i) there have been no non-exempt "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no "fiduciary" (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plan, and (iii) no action, investigation, suit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, there are no facts that could give rise to any such action, investigation, suit, proceeding, hearing or claim.

          (g)   The Company has not, since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to a given interest, will be subject to the tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Section 409A(a)(1)(B)(4) of the Code.

          (h)   The Company has, for purposes of each Benefit Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company.

          (i)    Except as set forth on Schedule 2.11, none of the GT Companies is a party to any agreement, plan, arrangement or program that has or could, as a result of the transactions contemplated by this Agreement, separately or in the aggregate, cause any payment, benefit or acceleration of any payment or benefit to be treated as an "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). No payment that is owed or may become due to any director, officer, employee or agent of any GT Company will be non-deductible to a GT Company, nor will any GT Company be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

        2.12    Real and Personal Property.

          (a)   The Company owns the real property (the "Owned Real Property") identified on Schedule 2.12(a). With respect to the Owned Real Property, the Company has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all liens and encumbrances except Permitted Encumbrances (as defined below). Except as set forth on Schedule 2.12(a), the GT Company has not leased or otherwise granted to any person the right to use or occupy the Owned Real Property or any portion thereof; and other than the right of Buyer pursuant to this Agreement or as set forth on Schedule 2.12(a), there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The GT Companies are not a party to any agreement or option to purchase any real property or interest therein.

          The Owned Real Property identified on Schedule 2.12(a) comprises all of the real property owned or leased by the GT Companies and used or intended to be used in, or otherwise related to, the GT Companies' business. None of the GT Companies is a lessee of any real property.

          (b)   To the Company's knowledge, except as set forth on Schedule 2.12(b) and subject to the Company's obligations under Section 5.9, or as specifically disclosed in the Base Balance Sheet, and except with respect to leased personal property, the GT Companies have good title to all of their respective tangible property and assets, real and personal, shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any mortgage, pledge, lien, deed of trust, option, right of first refusal, security interest, third-party claim, conditional sale agreement, security title, encumbrance or other charge (collectively, "Encumbrances"), except for (i) assets which have been disposed of to nonaffiliated third parties since the date of the Base Balance Sheet in the ordinary course of business consistent with past practices, (ii) Encumbrances reflected in the Base Balance Sheet, (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby or which would not otherwise, individually or in the aggregate, have a Material Adverse Effect, and (iv) Encumbrances for current Taxes not yet due and payable (collectively, "Permitted Encumbrances").

        2.13    Labor and Employment Matters.

          (a)   Each GT Company is, as of the date hereof, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and collective bargaining agreements, wages and hours, family and medical leave, immigration, equal employment opportunity, employment standards, pay equity, labor relations, workers' compensation and occupational safety and health, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, is not engaged in any unfair labor practices as defined in the National Labor Relations Act, or other applicable law and there are no arrearages in the payment of wages.

          (b)   No GT Company has recognized or is a party to or otherwise bound by (and none of their respective properties or assets is bound by or subject to) any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. As of the date of this Agreement, the Company is not subject to any charge, demand, application for recognition or certification, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Company's knowledge, threatened, any material labor strike or lockout involving the Company. To the Company's knowledge, there is no labor union organizing activity involving any employees of any GT Company.

          (c)   Except as set forth on Schedule 2.13(c), the Company is not a party to any employment, severance or consulting agreements with any manager, director, officer or employee requiring an annual payment in excess of $100,000.

          (d)   There are no complaints, controversies, charges, investigations, arbitrations, lawsuits or other actions or proceedings against any GT Company pending, or to the knowledge of the

  Company, threatened (in any court or arbitral forum or with any agency responsible for the enforcement of any applicable labor or employment laws, or otherwise) alleging or concerning, and, to the knowledge of the Company, no employee or agent of any of the GT Companies has committed any act or omission that could give rise to material liability for, any breach of any express or implied contract of employment, violation of any law or regulation governing employment or the termination thereof or other illegal, discriminatory, wrongful or tortuous conduct in connection with the employment with any GT Company. To the knowledge of the Company, no federal, state, local or foreign agency responsible for the enforcement of any immigration, worker health and safety, labor or employment laws of any sort intends to conduct or is conducting an investigation with respect to or relating to any GT Company.

          (e)   Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), no GT Company has effectuated (1) a "plant closing" (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of any GT Company; or (2) a "mass layoff" (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of any GT Company.

          (f)    There are no written personnel manuals, handbooks, policies, rules or procedures applicable to employees of any GT Company other than those set forth on Schedule 2.13(f), true and complete copies of which have heretofore been delivered to Buyer.

        2.14    Contracts and Commitments.    Schedule 2.14 lists the following contracts and other agreements to which any of the GT Companies is a party:

          (a)   any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

          (b)   any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $100,000;

          (c)   any partnership agreements or joint venture agreements;

          (d)   any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

          (e)   any agreement containing restrictions on any GT Company with respect to non-competition and any agreement containing restrictions with respect to the services any employee of a GT Company may perform for the GT Companies;

          (f)    any collective bargaining agreement;

          (g)   any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual or other compensation in excess of $100,000 or providing material severance benefits;

          (h)   any agreement under which it has advanced or loaned any amount to (i) any of its directors, officers, or employees outside the ordinary course of business or (ii) any other Person in amounts in the aggregate exceeding $50,000;

          (i)    any agreement under which the consequences of a default or termination would have a Material Adverse Effect;

          (j)    any agreement under which it has granted any Person any registration rights (including demand and piggyback registration rights);

          (k)   any settlement, conciliation or similar agreement, the performance of which will involve payment of consideration in excess of $50,000;

          (l)    any other agreement (or group of related agreements) the performance of which involves consideration or obligations in excess of $100,000 other than any agreement (or group of related agreements) entered into in the ordinary course of business and involving consideration or obligations no greater, in the aggregate, than $250,000.

          (m)  Any agreement relating to the license, transfer or use of Intellectual Property Rights by the GT Companies to a third party or by a third party to the GT Companies, and all other agreements affecting the Company's ability to disclose any Intellectual Property Rights (as defined below), except with respect to any commercially available off-the-shelf software purchased or licensed for less than a total cost of $25,000.

          The Company has delivered to Buyer a correct and complete copy of each written agreement required to be listed on Schedule 2.14 and a written summary setting forth the material terms and conditions of each oral agreement required to be referred to on Schedule 2.14. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable agreement of the applicable GT Company, and in full force and effect; (B) the Company is not and, to the knowledge of the Company, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no GT Company nor, to the Company's knowledge, any other party has repudiated any material provision of the agreement.

        2.15    Intellectual Property.

          (a)   "Intellectual Property Rights" means all: (A) patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (C) copyrightable works and copyrights; (D) registrations and applications related to any of the foregoing; (E) trade secrets, know-how, confidential information and inventions; (F) computer software and technology (including but not limited to source code, executable code, data, databases and documentation); and (G) other intellectual property rights.

          (b)   Schedule 2.15 sets forth a complete and correct list of all the following that are owned by the GT Companies: patents; patent applications; trademark and service mark registrations and applications for registration; copyright registrations and applications for registration; Internet domain names; material unregistered trademarks, service marks, copyrights, and any other material Intellectual Property Rights.

          (c)   Except as set forth on Schedule 2.15, the GT Companies own and possess all right, title and interest in and to all of the Intellectual Property Rights set forth on Schedule 2.15, and own or have the right to use, pursuant to valid and enforceable (i) written license agreements (as set forth on Schedule 2.14) or (ii) agreements for commercially available off-the-shelf software purchased or licensed for less than $10,000, all other Intellectual Property Rights, in each case, as are necessary to operate the business of the GT Companies as currently conducted and as currently proposed to be conducted (collectively, the "Company Intellectual Property Rights").

          (d)   The Company Intellectual Property Rights have not been cancelled or abandoned and, to the Company's knowledge, have been duly maintained. The Company will continue to maintain all of the Company Intellectual Property Rights prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Company's knowledge, none of the patent rights that constitute Company Intellectual Property Rights have been misused. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property Rights has been made in writing, is pending, or to the Company's knowledge, is threatened. Except as set forth on Schedule 2.15, the Company Intellectual Property Rights are free and clear of all Encumbrances other than Permitted Encumbrances.

          (e)   There are no pending or, to the Company's knowledge, threatened claims that the GT Companies have infringed, misappropriated or otherwise conflicted with, or that the GT Companies' business as now conducted or currently proposed to be conducted infringes, misappropriates or otherwise conflicts with, any Intellectual Property Rights of any third party, and no GT Company has knowledge of any facts that would indicate a likelihood of any such claims. The Company has not received any written notices of infringement, misappropriation or any other conflict regarding any of the foregoing (including any written demands or offers to license any Intellectual Property Rights as a result of such claims from any third party).

          (f)    To the Company's knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Company's Intellectual Property Rights and Company is not aware (without any duty of investigation) of any facts that indicate a reasonable likelihood of the foregoing.

          (g)   To the Company's knowledge, the owners of any of the Intellectual Property Rights exclusively licensed to the Company have taken commercially reasonable actions to maintain and protect the Intellectual Property Rights covered by such licenses.

          (h)   No loss or expiration of any of the Company Intellectual Property Rights is pending, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the GT Companies, including a failure by the GT Companies to pay any required maintenance fees).

          (i)    No former employee employed by or consultant or other third party engaged by the Company owns any rights in or to any of the Company Intellectual Property Rights. Except as set forth on Schedule 2.15, all GT Company Employees and current consultants or third parties engaged by the Company have executed and delivered to the applicable GT Company a written agreement (i) providing for the non-disclosure by such GT Company Employee or current consultant of any confidential information of the applicable GT Company and (ii) providing for the assignment by such GT Company Employee or current consultant to the applicable GT Company of any Intellectual Property Rights arising out of such GT Company Employee's employment by or current consultant's engagement by or contract with the applicable GT Company.

        2.16    Environmental Matters.

          (a)   The Company has materially complied, and is in material compliance, with Environmental Laws. The Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its past or current facilities arising under Environmental Laws. Neither the Company nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material or potentially material liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws. Sellers and the Company have furnished to Buyer all environmental audits, reports and other material environmental documents relating to the past or current operations or facilities of the Company and its predecessors and Affiliates which are in their possession or under their reasonable control.

          (b)   "Environmental Laws" means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances, all other legal requirements, and all common law, relating to pollution or protection of public or workplace health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), and other similar state and local legal requirements.

        2.17    Insurance Coverage.    Schedule 2.17 sets forth each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which any GT Company is a party, a named insured, or otherwise the beneficiary of coverage.

        With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither the GT Companies nor, to the Company's knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company's knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no GT Company, nor to the Company's knowledge, any other party to the policy has repudiated any material provision thereof. Schedule 2.17 describes any material self-insurance arrangements affecting the GT Companies.

        2.18    Compliance with Laws.    Each of the GT Companies has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to the knowledge of the Company, threatened against any of them alleging any failure so to comply. Notwithstanding the foregoing, the representations and warranties in this Section 2.18 do not apply to matters covered by Sections 2.10 ("Taxes"), 2.11 ("Employee Benefit Plans"), 2.13 ("Labor and Employment Matters"), and 2.16 ("Environmental Matters"), which matters are covered exclusively in such Sections.

        2.19    Product Warranty.    Substantially all of the products manufactured, sold, leased, and delivered by the GT Companies have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and except as set forth on Schedule 2.19 none of the GT Companies has any material liability (whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserves for product warranty claims, if any, included on the Base Balance Sheet or on the Final Closing Statement. Substantially all of the products manufactured, sold, leased, and delivered by the GT Companies are subject to standard terms and conditions of sale or lease. Schedule 2.19 includes copies of the standard terms and conditions of sale or lease for each of the GT Companies (containing applicable guaranty, warranty, and indemnity provisions).

        2.20    Suppliers and Customers.    Schedule 2.20 sets forth a list of the five largest suppliers of each of the GT Companies, all sole source suppliers of any of the GT Companies and the five largest customers of each of the GT Companies for each of (a) the year ending March 31, 2005 and (b) the seven-month period ended October 31, 2005. None of the customers referred to in the preceding sentence has canceled in whole or materially reduced its agreement or commitment with the applicable GT Company to purchase products or services (or, to the knowledge of the Company, threatened to do any of the foregoing in a manner reasonably likely to have such result) and none of the suppliers referred to in the preceding sentence has canceled in whole or materially reduced its agreement or commitment to supply services or supplies to the applicable GT Company (or, to the knowledge of the Company, threatened to do any of the foregoing in a manner reasonably likely to have such result). To the knowledge of the Company, the relationship of each GT Company with each of its suppliers and customers is a good commercial working relationship.

        2.21    Affiliate Transactions.    Except as disclosed on Schedule 2.21, since January 1, 2003, no officer, director, employee, stockholder or other Affiliate of any GT Company or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest, has been a party to any contract or transaction with any GT Company or which pertained to the business of any GT Company or had any interest in any property, real or personal or mixed, tangible or intangible, used in the business of any GT Company.

        2.22    Officers and Directors; Bank Accounts.    Schedule 2.22 lists all officers and directors of each GT Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of each GT Company.

        2.23    Tangible Assets.    The buildings, machinery, equipment and other tangible assets that the GT Companies own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

        2.24    Inventory.    The inventory of the GT Companies consists of raw materials and supplies, manufactured and processed parts, work in progress, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserves for inventory write-down, if any, included on the Base Balance Sheet or on the Final Closing Statement.

        2.25    Notes and Accounts Receivable.    All notes and accounts receivable of the Company are properly reflected on the books and records of the Company, arose from bona fide transactions in the ordinary course of business, are valid and binding obligations of the respective debtors and are not subject to setoffs or counterclaims.

        2.26    Anti-Takeover Statute Not Applicable.    Except for Section 203 of the DGCL (which has been rendered inapplicable), no "business combination," "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation under the Laws of the State of Delaware or other applicable law (each, a "Takeover Statute") is applicable to the Merger or any of the other transactions contemplated by this Agreement.

        2.27    Powers of Attorney.    To the knowledge of the Company, there are no material outstanding powers of attorney executed on behalf of any GT Company.

        2.28    Minority-Owned Subsidiaries.    Neither the Company nor GT Equipment Holdings, Inc. has any commitments, liabilities or obligations, contractual or otherwise, whether known or unknown, absolute, accrued, contingent or otherwise, to, nor is the Company or GT Equipment Holdings, Inc. a guarantor of any commitments, liabilities or obligations of, either of the Minority-Owned Subsidiaries. Except as disclosed on Schedule 2.28, since January 1, 2003, neither of the GT Companies, nor any officer, director, employee, stockholder or other Affiliate of any GT Company or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest, has been a party to any contract or transaction with any Minority-Owned Subsidiary or which pertained to the business of any Minority-Owned Subsidiary or had any interest in any property, real or personal or mixed, tangible or intangible, used in the business of any Minority-Owned Subsidiary.

        2.29    Brokers.    Except for the fees payable to Adams Harkness Inc., which fees will be paid by the Company immediately prior to Closing, the Company has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        2.30    Disclaimer of Other Representations and Warranties; Disclosure.    NONE OF THE GT COMPANIES, THEIR REPRESENTATIVES OR SELLERS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE GT COMPANIES OR THE BUSINESS OF THE GT COMPANIES, THE SHARES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2 AND IN ARTICLE 3 HEREOF.

        (a)   Without limiting the generality of the foregoing, none of the GT Companies, Sellers or representatives of the GT Companies or Sellers has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the GT Companies made available to Buyer or in any presentation of the business of the GT Companies in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, the Descriptive Memorandum dated July 2005, made available by the GT Companies and its representatives are not and shall not be deemed to be or to include representations or warranties of the GT Companies.

        (b)   Whenever a representation or warranty made by the Company herein refers to the knowledge of the Company, such knowledge shall be deemed to consist of the knowledge, on the date hereof and through the Closing Date, that any of Dr. Kedar P. Gupta, Thomas M. Zarrella, Jonathan Talbott, Howard Smith or Daniel F. Lyman would have, in each case after making such inquiry as a reasonable person under the circumstances.

        (c)   Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in other Schedules to the extent that the applicability of the information to such other Schedules is reasonably apparent on the face of such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Company.

        (d)   After the date hereof and prior to the Closing Date, the Company shall have the right to update the Schedules solely with respect to events or circumstances arising after the date hereof and prior to the Closing Date (i.e., not with respect to events or circumstances that existed as of the date of this Agreement); provided, however, the Company shall not have the right to update the Schedules with respect to matters relating to breaches by the Company of the covenants or agreements contained in this Agreement. Any such supplement shall not be given any effect for purposes of determining whether the closing condition in Section 7.2(b) has been satisfied, but after such supplement has been delivered to Buyer, the Schedules shall be deemed to have been updated for purposes of Section 8.2(a)(ii) if the supplement complies with Section 8.2(a)(ii).

3.    Representations and Warranties of Sellers.    In order to induce Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller hereby, severally, and not jointly, makes to Buyer the following representations and warranties with respect to such Seller.

        3.1    Capital Stock.    Such Seller beneficially owns the Shares set forth opposite such Seller's name in Exhibit A attached hereto. Such Shares are, and when delivered by such Seller to Buyer pursuant to this Agreement will be, free and clear of any and all restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, or Encumbrances.

        3.2    Authority.

        (a)   Such Seller has full right, power and authority individually or under its governing documents to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Seller pursuant to this Agreement and to carry out the transactions and obligations contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Seller pursuant to this Agreement constitute the valid and binding obligations of such Seller, enforceable in accordance with their respective terms

(except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles), and each has been duly authorized by such Seller, as applicable, and such Seller has full power and authority to transfer, sell and deliver the Shares to be transferred by such Seller to Buyer pursuant to this Agreement.

        (b)   If such Seller is not an individual, neither the execution and delivery by such Seller of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by such Seller of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of such Seller's organizational documents. The execution and delivery by such Seller of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by such Seller of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) result in acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, or result in the imposition or creation of an Encumbrance upon or with respect to the Shares under (i) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which Seller is subject or (ii) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which such Seller is a party, or by which such Seller or any of its properties is bound.

        3.3    Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement and the Escrow Agreement and performance of the obligations hereunder and thereunder by such Seller does not, and will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority by such Seller, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the notification requirements of the HSR Act, if applicable and (iii) as may be necessary as a result of any facts or circumstances relating solely to Buyer.

        (b)   The execution and delivery of this Agreement and the Escrow Agreement and performance of the obligations hereunder and thereunder by the Seller does not, and will not, as of the Closing Date, require any third-party consents, approvals, authorizations, actions or notifications.

        3.4    Litigation.    There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to such Seller's knowledge, threatened in writing, against the Sellers, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by such Seller, or (b) would have, individually or in the aggregate with all such other litigation, actions, suits, proceedings, claims, arbitrations or investigations, a material adverse effect on the ability of such Seller to perform his, her or its obligations under this Agreement.

        3.5    Adoption of Agreement and Approval of Merger.    Each Seller's execution and delivery of this Agreement constitutes the written consent of such Seller, pursuant to Section 228 of the DGCL, approving the adoption of this Agreement and the Merger and the other transactions contemplated hereby. Each Seller hereby waives any and all rights to any notices in connection with this Agreement, the Merger and the other transactions contemplated hereby, including those set forth in the Certificate and By-Laws and any other stockholder agreement to which such Seller is a party or of which such Seller is a third party beneficiary.

        3.6    Acknowledgement and Waivers.    EACH SELLER ACKNOWLEDGES THAT PURSUANT TO SECTION 1.1, CERTAIN SELLERS SHALL, IN LIEU OF RECEIVING THE COMMON MERGER CONSIDERATION, EXCHANGE A NUMBER OF ROLLOVER SHARES FOR

BUYER SHARES. Each Seller hereby waives any and all rights relating to the transfer of any Shares by any person under the Stock Restriction Agreement dated as of December 24, 2001, by and among the Company and the Sellers party thereto and under the applicable Right of First Refusal and Co-Sale Agreement, dated November 11, 2004, by and among the Company and the other parties thereto. Each Seller further agrees and acknowledges that as of the Closing, each such agreement shall terminate and be of no further force or effect.

        3.7    Brokers.    Except for the fees payable to Adams Harkness Inc., which fees will be paid by the Company immediately prior to Closing, such Seller has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        3.8    New Member Representations and Warranties.    RBC and each holder of Rollover Shares represents and warrants that:

          (a)    Investor Suitability.    Such Seller is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act").

          (b)    Investment Experience.    Each Seller represents that it has such knowledge, experience and skill in evaluating and investing in securities, based on actual participation in financial, investment and business matters, so that each is capable of evaluating the merits and risks of an investment in the New Member Shares and has such knowledge, experience and skill in financial and business matters that each is capable of evaluating the merits and risks of the investment in Buyer and the suitability of the New Member Shares as an investment and can bear the economic risk of an investment in the New Member Shares. No guarantees have been made or can be made with respect to the future value, if any, of the New Member Shares, or the profitability or success of Buyer's business.

          (c)    Purchase for Own Account.    Such Seller is acquiring the New Member Shares for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

          (d)    Restrictive Legends.    Each certificate or instrument representing New Member Shares, if certificates representing such New Member Shares are issued, shall be imprinted with a legend in substantially the following form:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [                                    ], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS ("STATE ACTS") AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF [                                    ], AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE "COMPANY") AND BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

        3.9    Disclaimer of Other Representations and Warranties.    SUCH SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY, THE BUSINESS OF THE COMPANY, THE

SHARES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3.

4.    Representations and Warranties of Buyer.    In order to induce the Company and the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes to the Company and Sellers the following representations and warranties.

        4.1    Existence; Good Standing; Authority.

        (a)   Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly licensed or qualified to do business as a foreign limited liability company under the laws of any other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement. Buyer has all requisite limited liability company power and authority to own, operate, lease and encumber its properties and carry on its business as currently conducted.

        (b)   Buyer has the limited liability company power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to this Agreement, including the Escrow Agreement, and to carry out the transactions and obligations contemplated hereby and thereby. The execution and delivery of this Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Sellers and the Company, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles.

        4.2    No Conflict.    Neither the execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, including the Escrow Agreement, nor the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Buyer's certificate of formation or limited liability company operating agreement. The execution and delivery by Buyer of this Agreement and the other agreements, documents and instruments contemplated hereby, including the Escrow Agreement, and the consummation by Buyer of the transactions in accordance with the terms hereof and thereof, will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Buyer is a party, or by which Buyer or any of its properties is bound.

        4.3    Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement and the Escrow Agreement and performance of the obligations hereunder and thereunder by Buyer do not, and will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the notification requirements of the HSR Act, if applicable and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Company or Sellers.

        (b)   To Buyer's knowledge, the execution and delivery of this Agreement and the Escrow Agreement and performance of the obligations hereunder and thereunder by Buyer do not, and will not as of the Closing Date, require any third-party consents, approvals, authorizations, actions or notifications.

        4.4    Litigation.    There is no litigation, action, suit, proceeding, claim, audit, arbitration or investigation pending or, to Buyer's knowledge, threatened in writing, against Buyer, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined (a) would delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Buyer, or (b) would have, individually or in the aggregate with all such other litigation, actions, suits, proceedings, claims, arbitrations or investigations, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

        4.5    Financing.    Buyer has or will have at the Closing sufficient funds to purchase the Shares and to pay the Purchase Price, in each case on the terms and conditions contemplated by this Agreement and Buyer has heretofore furnished the Company and the Sellers' Representative with sufficient evidence thereof. Buyer acknowledges and agrees that Buyer's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

        4.6    Investment Intent.    Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is an "accredited investor." Buyer acknowledges that the Shares to be acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and the securities laws of any applicable state or other jurisdiction or an exemption from such registration is available.

        4.7    Capitalization.

        (a)   At the Effective Time, the capitalization of Buyer shall be as described on the Form of Terms of LLC Operating Agreement, attached as Exhibit E hereto.

        (b)   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which are outstanding, and all of which are owned by Buyer free and clear of any liens.

        4.8    Brokers.    Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with this Agreement or the transactions contemplated hereby.

        4.9    Disclaimer of Other Representations and Warranties.    BUYER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO BUYER OR ANY OF ITS AFFILIATES OR THE GT COMPANIES, THE BUSINESS OF BUYER OR ANY OF ITS AFFILIATES OR THE GT COMPANIES, THE NEW MEMBER SHARES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4.

5.    Certain Covenants of Buyer, the Company and Sellers.

        5.1    Conduct of Business Prior to Closing.    The Company agrees that, between the date hereof and the Closing Date, the GT Companies shall operate the business in the ordinary course of business, consistent with past practices, except as described on Schedule 5.1 or as otherwise contemplated by this Agreement. In furtherance of the foregoing, the Company shall, and shall cause GT Equipment Holdings, Inc., and shall use commercially reasonable efforts to cause each of the Minority-Owned Subsidiaries to refrain from:

          (a)   changing or introducing any method of management or operations except in the ordinary course of business and consistent with past practices;

          (b)   making any change to the Certificate or By-laws or other organizational documents of the Entities;

          (c)   issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of its capital stock of any class thereof (except issuances of capital stock upon the exercise of currently outstanding stock options);

          (d)   (i) making any change in its borrowing arrangements, (ii) modifying, amending, terminating or entering into any material contracts, except as specifically provided in this Agreement or in the ordinary course of business, or (iii) waiving, releasing or assigning any material rights or claims, other than in the ordinary course of business;

          (e)   materially changing accounting policies or procedures;

          (f)    increasing the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Company, except in the ordinary course of business or in accordance with the existing terms of contracts entered into prior to the date of this Agreement or as expressly set forth in this Agreement;

          (g)   making any material acquisition or capital expenditure other than in the ordinary course of business;

          (h)   incurring any indebtedness for borrowed money for any amount or enter into any guaranty in excess of $100,000 in the aggregate other than indebtedness and guarantees incurred in the ordinary course of business;

          (i)    entering into mortgage, pledge or subject to any Encumbrance any of its properties or assets, except for Permitted Encumbrances;

          (j)    making any loans or grant any credit other than credit made in the ordinary course of business;

          (k)   disposing or agreeing to dispose of any properties or assets (other than Inventory) in an aggregate dollar amount in excess of $100,000 or acquire or agree to acquire assets or properties (other than Inventory) in an aggregate amount in excess of $100,000, in each case exclusive of any applicable Taxes, and except in the ordinary course consistent with past practice;

          (l)    acquiring or forming any subsidiary or acquire any shares in any company or acquire the whole or any substantial part of the assets or business of any other Person or enter into any joint venture or partnership with any other Person;

          (m)  redeeming any shares of capital stock, declaring or paying dividends on any of its capital stock;

          (n)   failing to keep in full force and effect its corporate existence and all rights and franchises relating or pertaining to its business and maintain in full force and effect the existence of all Intellectual Property Rights owned by, issued to, or licensed to it;

          (o)   failing to use its reasonable efforts to keep the Company's business organization and properties intact, including its present business operations, physical facilities, working conditions and employees and its present relationships with lessors, licensors, sales representatives, distributors and customers and others having business relations with it, promote the smooth transition of the Entities to the Buyer, and encourage employees to continue their employment with the GT Companies after the Closing;

          (p)   abandoning or failing to pursue any applications or maintain in effect any registrations with respect to Company Intellectual Property Rights;

          (q)   assigning, transferring or licensing any Intellectual Property Rights except in the ordinary course of business;

          (r)   failing to pursue infringement by or threatened infringement by third parties of Company Intellectual Property Rights;

          (s)   hiring or promoting any officer or executive level employee or appointing any director of any of the GT Companies;

          (t)    acquiring (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein;

          (u)   adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Entities (other than as expressly provided in this Agreement) or otherwise altering in any fashion the corporate structure of the Entities; or

          (v)   entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

        5.2    Access to Information.    The Company (i) will ensure that Buyer and its respective advisers, representatives and agents (including counsel, accountants and consultants) will have full access during business hours to all books, records, other data and information, facilities, properties, assets, key personnel, officers, and directors, and (ii) will instruct its independent accountants and legal counsel and request that its suppliers and customers make themselves available to and cooperate with Buyer in its investigation of the Company, in each case as reasonably requested by Buyer.

        5.3    Confidentiality.    From the date of this Agreement to the Closing, the parties shall adhere to the terms and conditions of that certain Confidentiality Agreement dated October 12, 2005 by and between the Company and Buyer (the "Confidentiality Agreement"). From and after the Closing, each Seller shall treat and hold as confidential any information concerning the business and affairs of the Entities that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided that such disclosing Seller shall use its reasonable efforts to obtain an order or other assurance that confidential treatment shall be accorded to such Confidential Information required to be disclosed.

        5.4    Regulatory Consents and Other Authorizations.

        (a)   The Company, the Sellers and Buyer shall use their good faith commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement. If required by the HSR Act and if the appropriate filing of a Pre-Merger Notification and Report Form pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within three (3) business days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or filings in respect thereof that may be necessary, proper or advisable. Buyer shall pay all filing and related fees in connection with any such filings which must be made by any of the parties under the HSR Act. Buyer hereby covenants and agrees to use its commercially reasonable efforts to secure termination of any waiting periods under the HSR Act, but not including the sale of any of its assets or business as may be necessary to secure such termination.

        (b)   The Company shall use its good faith commercially reasonable efforts to obtain, and Buyer shall use its good faith commercially reasonable efforts to assist the Company in obtaining the consents of third parties listed in Schedule 2.7(b), including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, and (ii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

        5.5    Further Action.    Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement on or prior to December 31, 2005 or as soon thereafter as reasonably practicable, including to satisfy its respective conditions set forth in Article 7.

        5.6    Press Releases.    The parties hereto will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance. Notwithstanding the foregoing, (i) Buyer and its Affiliates may disclose the transactions contemplated by this Agreement to its or their investors and prospective investors or lenders, (ii) after the Closing, Buyer, Adams Harkness, Inc., Chartworth LLC and their respective Affiliates may disclose the occurrence of the transactions contemplated by this Agreement (but not the Purchase Price, except that Buyer and its Affiliates may disclose the Purchase Price to its and their respective investors on a confidential basis) on their and their respective Affiliates' websites, newsletters and marketing materials, and (iii) Buyer, Adams Harkness, Inc., Chartworth LLC, their respective Affiliates, RBC, and MerchantBanc Venture Partners, LP ("MerchantBanc") may disclose the occurrence of the transactions contemplated by this Agreement to their respective investors and as required by applicable law or regulatory requirement.

        5.7    No Solicitation.

        (a)   Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Company will cease and terminate immediately, and will cause each of its Affiliates and its and their respective representatives, agents, financial advisors, attorneys, other consultants, employees, officers and directors (such affiliates and others, including, e.g., advisors to such affiliates, collectively, "Representatives" of the Company) to cease and terminate immediately, all solicitations, initiations, encouragements, activities, discussions and/or negotiations with any person or entity conducted prior to the date hereof with respect to any proposed, potential or contemplated Alternative Transaction. In addition, the Company will not, and will cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate, facilitate or encourage the submission of any proposal or indication of interest relating to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquires or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, or (iii) authorize, engage in, or enter into any agreement or understanding with respect to, any Alternative Transaction. The Company will promptly notify Buyer of any proposal for an Alternative Transaction of which the Company or any of its Representatives may become aware prior to the Closing (which notice shall state the identify of the person making the proposal, the beneficial owner(s) thereof, if any, and the material terms of such proposal) and shall provide to Buyer any written materials received by the Company regarding any Alternative Transaction.

        (b)   From the date of this Agreement until the earlier of the Closing or one year after any termination of this Agreement, Buyer or its Affiliates shall not, and shall ensure that its and their respective directors, officers, employees, partners, agents, advisors or representatives shall not, directly or indirectly, (i) solicit for employment or employ any officer, employee or consultant of the Company, (ii) encourage, induce or attempt to induce any officer, employee or consultant of the Company to terminate his or her employment or consulting relationship with the Company, (iii) interfere with the business or operations of the Company, or (iv) take or fail to take any actions which could reasonably be expected to adversely affect the Company's business relationships with its customers and suppliers or goodwill.

        5.8    Notice of Certain Facts.    From the date of this Agreement until the Closing, Buyer shall promptly notify and inform the Sellers' Representative of any material variance or incorrect statement in the representations and warranties contained in Article 4 of this Agreement discovered by Buyer. The Sellers and the Company shall promptly notify and inform Buyer of any material variance or incorrect statement in the representations and warranties contained in Article 2 or Article 3 of this Agreement discovered by any Seller or the Company.

        5.9    Indebtedness.    Immediately prior to the Closing, the Company will repay all outstanding Debt and cause the personal guarantees of Dr. Kedar P. Gupta and Jonathan A. Talbott of the Company's indebtedness to Wells Fargo Business Credit, Inc. to be released.

        5.10    Return of Non-Public Information.    Immediately after the date of this Agreement, the Company shall request, and shall cause its Affiliates to request, the prompt return or destruction of all non-public information furnished to any Person (other than Buyer and its Affiliates and representatives) pursuant to any confidentiality agreement entered into within the past two years by the Company, its Affiliates or its representatives with such Persons relating to a potential acquisition of assets or securities of the Company or any portion thereof, or a merger, consolidation or other business combination involving any Entity and certify to Buyer that such return or destruction has occurred.

  5.11    Title Insurance and Survey.

        (a)   The Company shall use commercially reasonable efforts to assist Buyer in obtaining ALTA owner's policies of title insurance for the Owned Real Property (in such form as, and from a title insurance company, reasonably acceptable to Buyer) with such endorsements to the title insurance policies as reasonably requested by Buyer or its lender (the "Title Policies"), including, without limitation, removing from title any liens or encumbrances which are not Permitted Encumbrances. The Company shall provide the title company with any affidavit, indemnity or other assurances reasonably requested by the title company to issue the Title Policies, provided that no such undertaking shall be the basis for any direct indemnity claim against the Sellers by Buyer pursuant to this Agreement. Buyer shall pay all fees, costs and expenses with respect to the Title Policies.

        (b)   The Company shall use commercially reasonable efforts to assist Buyer to obtain no later than thirty (30) days prior to the Closing, a survey for each Owned Real Property and Material Leased Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to Buyer, and conforming to 1997 ALTAI/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7, 8, 9, 10, 11(a), 13, 14 15 and 16, and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer's lender and the Title Company, in a form satisfactory to each of such parties (the "Surveys"). The Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect which has not been cured or insured over to Buyer's reasonable satisfaction prior to the Closing. Buyer shall pay all fees, costs and expenses with respect to the Surveys.

        5.12    Closing Working Capital.    The Company shall ensure that the Closing Working Capital is no less than 10% greater than the Base Working Capital.

        5.13    Net Operating Loss.    The Company shall ensure that as of the end of the day on the Closing Date (after giving effect to the transactions contemplated by this Agreement), the consolidated net operating loss of the consolidated group of which the Company is common parent shall be no less than $2,000,000 (computed as if the tax year of such consolidated group ended at the end of the day on the Closing Date).

        5.14    Waivers.    The Company shall obtain the waivers under the Right of First Refusal and Co-Sale Agreements dated November 11, 2004 by and among the Company and the other parties thereto of each Restricted Holder (as such term is defined in such agreements) of any and all rights with respect to the transfer of any Shares by any person, except to the extent such waivers have been made pursuant to Section 3.6.

        5.15    Guarantee of Covenants and Agreements of Buyer.    From the date hereof up until the Effective Time (and not thereafter), OCM/GFI Power Opportunities Fund II, L.P. shall guarantee the performance of all the covenants and agreements of Buyer under this Agreement. At the Effective

Time, OCM/GFI Power Opportunities Fund II, L.P. shall automatically, and without further action by any other party hereto or any other Person, be released from all obligations under this Agreement. OCM/GFI Power Opportunities Fund II, L.P. is party to this Agreement solely for purposes of this Section 5.15.

6.     Certain Tax and Employee Matters.

  6.1    Taxes.

        (a)   Without the prior written consent of Buyer (not to be unreasonably withheld), none of the GT Companies shall, to the extent it may affect or relate to the GT Companies, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of any of the GT Companies or Buyer for a taxable period after the Closing Date.

        (b)   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be borne by Sellers when due, and Sellers will file all necessary Tax returns and other documentation with respect to all such Taxes and fees.

        (c)   Any Tax refunds that are received by Buyer or any of the GT Companies, and any amounts credited against Tax to which Buyer or any of the GT Companies becomes entitled, for Pre-Closing Tax Periods shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt thereof.

        6.2    Tax Sharing.    Any and all existing Tax Sharing Agreements shall be terminated as of the day before the Closing Date. After the Closing Date, none of the GT Companies shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the GT Companies.

  6.3    Cooperation on Tax Matters.

        (a)   Buyer and each Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the GT Companies relating to any Pre-Closing Tax Period in such Seller's possession at the time of Closing, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the Buyer reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, each Seller, as the case may be, shall allow Buyer to take possession of such books and records.

        (b)   Buyer shall prepare, or cause to be prepared, all income Tax Returns that are required to be filed by, or with respect to, the GT Companies that includes any Pre-Closing Tax Period which are not due on or before the Closing Date (the "Pre-Closing Returns"). All Pre-Closing Returns shall be prepared, and all elections with respect to such Pre-Closing Returns shall be made, in a manner consistent with the prior practice of the GT Companies, except as otherwise required by applicable law. Buyer shall permit the Sellers' Representative to review and comment on each such Pre-Closing Return prior to filing. If the Sellers' Representative requests any revisions to such Pre-Closing Returns, Buyer and the Sellers' Representative shall act in good faith to resolve the dispute. The Sellers' Representative will have the right to conduct any Tax audit or other Tax contest relating to the Company for any Pre-Closing Tax Period or related to any Tax for which Sellers would be liable, but Buyer may fully participate in such audit or contest at its own expense. The Sellers' Representative will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which Buyer may have a right to indemnification hereunder, the Sellers' Representative shall consult with Buyer and allow it to comment before taking any position or making any written submission with any governmental authority with regard to any indemnifiable matter. The Sellers' Representative shall not take any position, enter into any settlement or make any concession that may adversely affect Buyer or any Post-Closing Tax year of the GT Companies without the consent of Buyer, such consent not to be unreasonably withheld.

  6.4    Tax Indemnification.

        (a)   Sellers hereby indemnify Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns (each a "Buyer Indemnified Party") against and agree to hold each Buyer Indemnified Party harmless from any (i) Tax of the GT Companies with respect to a Pre-Closing Tax Period, (ii) Tax as a result of the GT Companies having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or party to any Tax Sharing Agreement, (iii) (A) Tax of the GT Companies resulting from a breach of the provisions of Section 2.10 (subject to Section 8.1) or Section 6.1(a) or resulting from any payment by any GT Company, or benefit granted by any GT Company, treated as an "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law), whether or not such payment or benefit is listed on Schedule 2.11(i), or (B)"gross up" or compensation obligation to any Person because of the imposition of any excise tax on a payment to, or grant of a benefit to, such Person, and (iv) liabilities, costs, expenses, (including reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), (ii) or (iii), (the sum of (i), (ii), (iii) and (iv) being referred to herein as a "Tax Loss"); provided that Sellers shall have no liability for the payment of such Tax Loss to the extent that such Tax Loss is reflected as a Current Liability on the Final Closing Statement.

        (b)   For purposes of this Section 6.4, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of the GT Companies.

        (c)   This Section 6.4 shall provide the exclusive remedy of the Buyer Indemnified Parties for Taxes and Tax Losses.

  6.5    Employees; Benefits.

        (a)   Buyer shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a "mass layoff" as that term is defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), or comparable conduct under any applicable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of WARN or such applicable state law. On or before the Closing Date, the Company shall identify, by location, each employee of any GT Company laid off in the 90-day period preceding the Closing Date.

        (b)   Buyer acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for purposes of the Benefit Plans listed on Schedule 6.5. From and after the Closing, Buyer and the Company will honor in accordance with their terms all cash bonus plans, employment or compensation agreements, consulting agreements, change-of-control agreements and severance agreements or plans between the Company and any officer, director or employee of the Company in effect prior to the Closing Date and listed on Schedule 6.5.

        (c)   To the extent that service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement established or maintained by Buyer (other than any defined benefit pension plan or equity-based plan or arrangement) following the Closing Date for the benefit of individuals who were employees of GT Companies immediately prior to the Closing Date (the "GT Company Employees"), such plan, program or arrangement shall credit such GT Company Employees for service on or prior to the Closing Date that was recognized by the Company under analogous Benefit Plans. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by Buyer following the Closing Date in the plan year in which the Closing Date occurs for the benefit of GT Company Employees, Buyer shall use commercially reasonable efforts to cause such plan to waive any pre-existing condition exclusions or limitations, eligibility waiting periods or required physical examinations with respect to any GT Company Employee and their eligible dependents to the extent waived under the corresponding plan in which the applicable GT Company Employees participated immediately prior to the Closing Date and provide that any covered expenses incurred on or before the Closing Date by any GT Company Employee and their eligible dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date.

        (d)   From and after the Closing Date and for a period of one-year thereafter, Buyer shall provide the GT Company Employees with benefits (including retirement and welfare benefits but excluding any equity-based arrangement) that are substantially comparable, in the aggregate, to the benefits provided under the Benefit Plans as in effect immediately prior to the Closing Date.

        (e)   Nothing in this Agreement shall be interpreted or construed to confer upon the GT Company Employees any right with respect to continuance of employment by the Company or Buyer or any of their Affiliates, nor shall this Agreement interfere in any way with the right of the Company or Buyer or any of their Affiliates to terminate any employee's employment at any time. Nothing in this Agreement shall interfere in any way with the right of the Company, Buyer, or any of their Affiliates to amend, terminate or otherwise discontinue any or all plans, practices or policies of Buyer, the Company or any of their Affiliates in effect from time to time. The provisions of this Section 6.5 are for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing herein, expressed or implied shall give or be construed to give any employee, former employee or other Person (other than the parties hereto and such permitted successors and assigns) any legal or equitable rights hereunder.

        6.6    Officers' and Directors' Indemnification.    The Company, Sellers and Buyer agree that all rights to exculpation and indemnification existing in favor of, and all limitations on the personal liability of, the managers, directors, officers and employees of the Company ("Indemnified Persons") provided for in its By-laws and the Certificate, as in effect as of the date hereof with respect to matters occurring prior to the Closing, and specifically including the transactions contemplated hereby, shall continue in full force and effect for a period of six (6) years from the Closing, and Buyer shall cause the Company to advance expenses to each such Indemnified Person in connection with any proceeding involving such Indemnified Person to the fullest extent so permitted upon receipt of any undertaking required by law or in the Certificate; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. Notwithstanding the foregoing, no person shall have any rights against Buyer or the GT Companies or any of their respective directors, officers, stockholders or employees (in their capacities as such), or their successors or assigns, whether by contribution, indemnification, subrogation or otherwise, in respect of any payments of Losses made by any such person to the Buyer Indemnified Parties pursuant to Article 8 or otherwise in connection with any matter constituting a breach or inaccuracy of any representation or warranty of the Company or the Sellers, or a failure by the Company or the Sellers to perform or comply with any covenant or other agreement made by the Company or the Sellers. In the event that the Company transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the transferee of such properties or assets shall assume the obligations of the Company under this Section 6.6. Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Closing of not less than the existing coverage under, and which shall have other terms not materially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by the Company. This Section 6.6 is intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives, each whom shall be entitled to enforce the provisions hereof.

        6.7    Resignations.    The Company and the Sellers shall cause the directors and officers of the GT Companies to resign or be removed from such positions effective as of the Closing.

7.     Conditions To Closing.

        7.1    Conditions to Obligations of Sellers.    The obligations of Sellers to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

          (a)   All covenants contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects, and the Sellers' Representative and the Company shall have received a certificate of Buyer to such effect signed by the managing member of Buyer.

          (b)   Each of the representations and warranties of Buyer contained in Article 4 shall be true and correct as of the Closing Date as though made on and as of the Closing Date; except as (i) would not delay, hinder or prevent the consummation of the transactions contemplated by this Agreement by Buyer, or (ii) would not have in the aggregate a material adverse effect on Buyer's ability to perform its obligations under this Agreement; and Buyer shall have delivered to the Company and the Sellers' Representative a certificate of the managing member of Buyer dated as of the Closing Date to the effect that the statements set forth in this Section 7.1(b) are true and correct.

          (c)   Buyer shall have delivered each item set forth in Section 1.14(b)(v) through (viii).

          (d)   Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated.

          (e)   No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting the consummation of such transactions.

          (f)    The personal guarantees of Dr. Kedar P. Gupta and Jonathan A. Talbott of the Company's indebtedness to Wells Fargo Business Credit, Inc. shall have been released.

        7.2    Conditions to Obligations of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

          (a)   All covenants contained in this Agreement to be complied with by any of the Company and Sellers on or before the Closing (considered individually and in the aggregate) shall have been complied with in all material respects, and Buyer shall have received a certificate of the Company's Chief Executive Officer and Chief Financial Officer dated as of the Closing Date to such effect.

          (b)   Each of the representations and warranties of the Company and Sellers contained in Article 2 and in Article 3 hereof, respectively (considered individually and in the aggregate), shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that are already qualified as to materiality, or Material Adverse Effect, in which case such representations and warranties shall be true in all respects), without giving effect to any supplement to the Schedules permitted by Section 2.30(d); and the Company (with respect to the representations and warranties contained in Article 2) and the Sellers (with respect to the representations and warranties contained in Article 3) shall have delivered to Buyer a certificate of the Company's Chief Executive Officer and Chief Financial Officer and the Sellers dated as of the Closing Date to such effect.

          (c)   Sellers and the Company shall have delivered or caused to be delivered each item set forth in Sections 1.12 and 1.14(a).

          (d)   Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated.

          (e)   No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting the consummation of such transactions, and there must not have been commenced or threatened any proceeding that seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

          (f)    Sellers and the Company, as applicable, shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described on Schedule 7.2(f) in form and substance reasonably satisfactory to Buyer (subject to Section 5.4).

          (g)   Since the date of this Agreement, there shall not have occurred any event or change which, individually or in the aggregate, has had or would have a Material Adverse Effect.

          (h)   The Company shall have delivered to Buyer payoff letters with respect to all Debt of the GT Companies outstanding at the Closing, and releases of any and all Encumbrances on the GT Companies or any of its assets shall have been obtained.

          (i)    The Company shall have delivered to Buyer (i) certified copies of the certificate of incorporation and by-laws of the GT Companies, (ii) certified resolutions of the Company's board of directors authorizing the execution, delivery and performance of this Agreement and approving the consummation of the transactions contemplated hereby and (iii) certificates of the secretary of state in which each GT Company is incorporated and each jurisdiction where each GT Company is qualified to do business stating that each such GT Company is in good standing in such jurisdiction.

          (j)    The Company shall have delivered to Buyer a statement issued pursuant to Treasury Regulation §1.897-2(h) certifying that interests in the Company are not U.S. real property interests.

          (k)   Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the GT Companies.

          (l)    Each of Dr. Kedar P. Gupta, Jonathan A. Talbott, Howard Smith and Thomas M. Zarrella shall have executed and delivered amended and restated employment agreements with the Company in form and substance reasonably acceptable to Buyer.

          (m)  The Company shall have obtained the waivers set forth in Section 5.14.

          (n)   Buyer shall have received from Goodwin Procter LLP, counsel to the Company, an opinion, addressed to Buyer, dated as of the Closing Date, and from Goodwin Procter LLP, counsel to Dr. Kedar P. Gupta and Jonathan A. Talbott and Gallagher, Callahan & Gatrell, counsel to MerchantBanc, opinions, addressed to Buyer, dated as of the Closing Date, each in form and substance reasonably acceptable to Buyer. Such opinions will, at the request of Buyer, state that they may be relied upon by any provider of debt financing to Buyer in connection with the transactions contemplated hereby.

8.     Survival of Representations and Warranties and Covenants; Indemnification.

        8.1    Survival.    The representations, warranties and covenants of the parties hereto contained herein shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of any warranty or covenant at the time of the Closing). Notwithstanding the foregoing, no party shall be entitled to recover for any Loss or Tax Loss pursuant to Section 6.4, 8.2(a)(i) or 8.2(a)(ii), or Section 8.3(a)(i) or 8.3(a)(ii) unless written notice of a claim thereof is delivered to the appropriate party prior to the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the 18-month anniversary of the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of any of the representations and warranties of the Company set forth in Section 2.1 (Existence, Good Standing; Authority) and Section 2.2 (Capitalization), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever), (ii) with respect to any Tax Loss arising from or related to a breach of any of the representations and warranties of the Company set forth in Section 2.10 (Taxes) and any obligation of the Sellers pursuant to Section 6.4 (Tax Indemnification), the Applicable Limitation Date shall be the 30th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, and (iii) with respect to any Loss arising from or related to a breach of (A) any of the representations and warranties of the Sellers set forth in Section 3.1 (Capital Stock), Section 3.2 (Authority), Section 3.5 (Adoption of Agreement and Approval of Merger), Section 3.6 (Acknowledgment and Waivers) and Section 3.8 (New Member Representations and Warranties) and (B) any of the representations and warranties of the Buyer set forth in Section 4.1 (Existence; Good Standing; Authority), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

        Notwithstanding anything in this Article 8 to the contrary, in the event any party to this Agreement perpetrates a fraud on another party hereto, any party which suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

  8.2    Indemnification by Sellers and the Company.

        (a)   Sellers agree to indemnify each Buyer Indemnified Party against and hold them harmless to the extent of any Losses resulting from (i) the breach of any representation or warranty of the Company or Sellers contained in this Agreement or in any certificate required to be delivered by the Company or the Sellers to Buyer pursuant to this Agreement (determined, in each case, without regard to any limitation or qualification by materiality or Material Adverse Effect contained therein), (ii) any breach of any representation or warranty of the Company or the Sellers contained in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than any such breach that is disclosed in a supplement to the Schedules in compliance with Section 2.30(d) and is expressly identified in the certificate delivered pursuant to Section 7.2(b) as having caused the condition in Section 7.2(b) not to be satisfied (determined without regard to any limitation or qualification by materiality or Material Adverse Effect), (iii) any breach of any covenant or agreement of the Company or Sellers contained in this Agreement, (iv) the matters described on Schedule 2.9 and (v) the participation by any employees or former employees of SC Fluids, Inc. in any Benefit Plan or arrangement at any time maintained, sponsored, or contributed to, by the GT Companies. Prior to the Closing, the Company agrees to indemnify the Buyer Indemnified Parties against and hold them harmless to the extent of any losses resulting from the breach of (x) any representation or warranty of the Company contained in this Agreement or (y) any covenant or agreement of the Company contained in the Agreement.

        (b)   The indemnification obligations of Sellers pursuant to Section 8.2(a) shall be limited as follows:

          (i)    Sellers shall have no obligation to provide any indemnification pursuant to Section 8.2(a)(i) or 8.2(a)(ii) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.2(a)(i) or 8.2(a)(ii) exceeds Seven Hundred Seventy Thousand Dollars ($770,000) in the aggregate (the "Deductible"), in which case the Sellers shall be liable for only the excess over the Deductible to the extent that the aggregate amount of all such Losses indemnified by Sellers does not exceed the Escrow Amount (the "Cap"); provided that the foregoing limitations (i.e., the Deductible and the Cap) shall not apply with respect to any Loss arising from or related to the representations and warranties set forth in Section 2.1 (Existence; Good Standing; Authority), Section 2.2 (Capitalization), Section 2.10 (Taxes), Section 2.29 (Brokers), Section 3.1 (Capital Stock), Section 3.2 (Authority), Section 3.5 (Adoption of Agreement and Approval of Merger), Section 3.6 (Acknowledgment and Waivers), Section 3.7 (Brokers) or Section 3.8 (New Member Representations and Warranties). The Buyer Indemnified Parties shall be entitled to satisfy claims for indemnification pursuant to this Article 8 from the remaining Escrow Amount, it being agreed and understood that the Escrow Amount shall not limit or otherwise impair the Buyer Indemnified Parties' right to recover for any indemnifiable Losses pursuant to this Article 8; provided, however, that with regard to claims subject to the Cap, the Buyer Indemnified Parties shall only be entitled to satisfy claims for indemnification from the Escrow Amount.

          (ii)   Subject to the following sentence, the Indemnification obligations set forth in Section 8.2(a) shall be paid according to the percentage corresponding to each Seller's and/or optionholder's Pro Rata Portion with respect to any breach of any representation or warranty or covenant or agreement of the Company; provided that, to the extent that such Indemnification obligations at any time exceed the remaining Escrow Amount, such excess shall be paid by the Sellers, with each Seller liable for the proportion thereof equal to a fraction, the numerator of which is the sum of the number of Converted Common Shares and Company Stock Options held by such Seller as of the Effective Time and the number of Rollover Shares contributed to the Buyer by such Seller, and the denominator of which is the aggregate number of Converted Common Shares and Company Stock Options held by the Sellers as of the Effective Time and the aggregate number of Rollover Shares contributed to the Buyer by the Sellers; and provided further, that the Indemnification obligations pursuant to Section 8.2(a)(v) shall be borne 64.29% by Kedar Gupta, 35.71% by Jonathan Talbott and 0% by any other Seller or Person. Notwithstanding the foregoing, each Seller shall be solely and fully liable, subject to any applicable limitations contained in this Agreement, in respect of any Losses arising from any breach of any representation or warranty in Article 3 by such Seller or any breach of any covenant or agreement of such Seller. In no event shall any Seller be obligated to indemnify a Buyer Indemnified Party for any breach by another Seller of any representation or warranty in Article 3 of this Agreement. To the extent an amount is paid out of the Escrow Amount with respect to any claim for which the Sellers are individually liable (e.g., breaches of representations and warranties in Article 3, breaches of any covenant or agreement of any Seller, and the obligations in Section 8.2(a)(v)), the Pro Rata Portion of the Escrow Amount attributable to each such Seller that was severally liable shall be appropriately adjusted.

        (c)   A Buyer Indemnified Party shall give the Sellers' Representative written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Buyer Indemnified Party may request indemnification hereunder (including under Section 6.4) or as to which the Deductible may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Buyer Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Sellers' Representative shall not affect rights to indemnification hereunder except to the extent that Sellers are prejudiced by such failure. The Sellers' Representative shall have the right to direct, through counsel of its own choosing that is reasonably acceptable to the Buyer Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense; provided that, as a condition precedent to the Sellers' Representative's right to assume control of such defense, it must first enter into an agreement with the Buyer Indemnified Party (in form and substance reasonably satisfactory to the Buyer Indemnified Party) pursuant to which the Sellers' Representative agrees to waive any rights to dispute the Sellers' liability to the Buyer Indemnified Parties for Losses pursuant to this Section 8.2.

        Notwithstanding any provision herein to the contrary, the Sellers' Representative shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Buyer Indemnified Party, if the claim which the Sellers' Representative seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Buyer Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Buyer Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Buyer Indemnified Party, the appropriate court rules that the Sellers' Representative failed or is failing to vigorously prosecute or defend.

        If the Sellers' Representative is permitted to assume and control the defense and elects to do so, the Buyer Indemnified Party shall have the right to employ counsel separate from counsel employed by the Sellers' Representative in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Buyer Indemnified Party shall be at the expense of the Buyer Indemnified Party unless (i) the employment thereof has been specifically authorized by the Sellers' Representative in writing, or (ii) the Buyer Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Sellers' Representative and the Buyer Indemnified Party.

        If the Sellers' Representative shall control the defense of any such claim, the Sellers' Representative shall obtain the prior written consent of the Buyer Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Buyer Indemnified Party, if such settlement does not expressly unconditionally release the Buyer Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of Buyer, any Affiliate of Buyer, or any of the GT Companies.

        If the Sellers' Representative elects to assume the defense of any such claim or proceeding, the Sellers' Representative shall consult with the Buyer Indemnified Party for the purpose of allowing the Buyer Indemnified Party to participate in such defense, but in such case the expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party. A Buyer Indemnified Party shall provide and shall cause the Company to provide, as applicable, the Sellers' Representative and counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Sellers' Representative in the defense or settlement thereof, and Sellers shall reimburse the Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Sellers' Representative elects to direct the defense of any such claim or proceeding, the Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Sellers' Representative consents in writing to such payment or unless the Sellers' Representative, subject to the last sentence of this Section 8.2(c), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Sellers is entered against the Buyer Indemnified Party for such liability. If the Sellers' Representative fails to defend or if, after commencing or undertaking any such defense, the Sellers' Representative fails to prosecute or withdraws from such defense, the Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at Sellers' expense. If the Buyer Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.2(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Buyer Indemnified Party shall give the Sellers' Representative prompt written notice thereof, and the Sellers' Representative shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

        (d)   No Buyer Indemnified Party shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such Loss is included as a Current Liability on the Final Closing Statement.

        (e)   If and to the extent any provision of this Section 8.2 is unenforceable for any reason, the Sellers hereby agree to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 8.2 which is permissible under applicable legal requirements.

        (f)    Any liability for indemnification under this Section 8.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

        (g)   On the eighteen month anniversary of the Closing Date (the "Escrow Release Date"), Buyer shall direct the Escrow Agent to release to the Sellers' Representative the remaining amount of the Escrow Amount less the aggregate amount of all Losses specified in any then unresolved indemnification claims made by the Buyer Indemnified Parties pursuant to this Section 8.2. To the extent that, on the Escrow Release Date, any amount has been reserved and withheld from distribution from the Escrow Amount on account of an unresolved claim for indemnification and, subsequent to the

Escrow Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to the Buyer Indemnified Parties the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to the Sellers' Representative an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence. The Parties hereto agree that, for federal and state income tax purposes, any income earned on or derived from the Escrow Amount shall be allocated to the Buyer in accordance with proposal regulations under Section 468B(g) of the Code.

  8.3    Indemnification by Buyer.

        (a)   Buyer agrees, subject to the other terms and conditions of this Agreement, to indemnify Sellers and their respective Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a "Seller Indemnified Party") against and hold them harmless from all Losses resulting from (i) the breach of any representation or warranty of Buyer contained in Article 4 of this Agreement, (ii) any breach of any representation or warranty of Buyer contained in this Agreement as if such representation or warranty were made on and as of the Closing Date, and (iii) any breach of any covenant or agreement of Buyer contained in this Agreement.

        (b)   The indemnification obligations of Buyer pursuant to Section 8.3(a) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 8.3(a) exceeds the Deductible, in which case Buyer shall be liable for only the excess over the Deductible, to the extent that the aggregate amount of all such Losses indemnified by Buyer does not exceed the Cap; provided that the foregoing limitations (i.e., the Deductible and the Cap) shall not apply with respect to any Loss arising from or related to the representations and warranties set forth in Section 4.1 (Existence; Good Standing; Authority), Section 4.7 (Capitalization), or Section 4.8 (Brokers).

        (c)   A Seller Indemnified Party shall give the Buyer written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Seller Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Seller Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Buyer shall not affect rights to indemnification hereunder except to the extent that Buyer is prejudiced by such failure. Buyer shall have the right to direct, through counsel of its own choosing that is reasonably acceptable to the Seller Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense; provided that, as a condition precedent to the Buyer's right to assume control of such defense, it must first enter into an agreement with the Seller Indemnified Party (in form and substance reasonably satisfactory to the Seller Indemnified Party) pursuant to which the Buyer agrees to waive any rights to dispute Buyer's liability to the Sellers for Losses pursuant to this Section 8.3.

        Notwithstanding any provision herein to the contrary, Buyer shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Seller Indemnified Party, if the claim which Buyer seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Seller Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Seller Indemnified Party's reputation or future business prospects, or (iv) involves a claim which, upon petition by the Seller Indemnified Party, the appropriate court rules that Buyer failed or is failing to vigorously prosecute or defend.

        If Buyer is permitted to assume and control the defense and elects to do so, the Seller Indemnified Party shall have the right to employ counsel separate from counsel employed by Buyer in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Seller Indemnified Party shall be at the expense of the Seller Indemnified Party unless (i) the employment thereof has been specifically authorized by Buyer in writing, or (ii) the Seller Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between Buyer and the Seller Indemnified Party.

        If Buyer shall control the defense of any such claim, Buyer shall obtain the prior written consent of the Seller Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Seller Indemnified Party, if such settlement does not expressly unconditionally release the Seller Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of Buyer, any Affiliate of Buyer, or any of the GT Companies.

        If Buyer elects to assume the defense of any such claim or proceeding, Buyer shall consult with the Seller Indemnified Party for the purpose of allowing the Seller Indemnified Party to participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by the Seller Indemnified Party. A Seller Indemnified Party shall provide Buyer and counsel with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Buyer in the defense or settlement thereof, and Buyer shall reimburse the Seller Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If Buyer elects to direct the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Buyer consents in writing to such payment or unless Buyer, subject to the last sentence of this Section 8.3(c), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Buyer is entered against the Seller Indemnified Party for such liability. If Buyer fails to defend or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Buyer's expense. If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.3(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Seller Indemnified Party shall give Buyer prompt written notice thereof, and Buyer shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

        (d)   If and to the extent any provision of this Section 8.3 is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 8.3 which is permissible under applicable legal requirements.

        (e)   Any liability for indemnification under this Section 8.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

        8.4    Treatment of Indemnity Payments.    All payments made by Sellers or Buyer, as the case may be, to or for the benefit of the other parties pursuant to Article 6 or this Article 8 shall be treated as adjustments to the Purchase Price for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

        8.5    Remedies Exclusive.    The rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article 8 (and with respect to Taxes and Tax Losses, Section 6.4), and such indemnification rights shall be the exclusive remedies of the parties with respect to any Losses in any way relating to this Agreement or arising in connection herewith; provided, however, that nothing in this Section 8.5 shall prohibit any party from seeking specific performance or injunctive relief against any other party of any covenant hereunder; and provided further, that nothing in this Section 8.5 shall limit any party's remedies for a breach of a covenant occurring prior to the Closing. To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any Losses in any way relating to this Agreement or arising in connection herewith, whether under any laws, at common law or otherwise), except that nothing in this Section 8.5 shall limit the right of any party to pursue any remedy available under any document or agreement executed and delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.

9.    Termination.

        9.1    Termination.    This Agreement may be terminated:

          (a)   at any time, by the mutual written consent of the Sellers' Representative, the Company and Buyer;

          (b)   by the Company or the Sellers' Representative, if the Company or Sellers, as applicable, are not then in material breach of any term of this Agreement, upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of Buyer contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company or the Sellers' Representative to Buyer;

          (c)   by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to Company and the Sellers' Representative, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to the Company; and

          (d)   by Buyer, the Company or the Sellers' Representative at any time after January 31, 2006, if the Closing has not occurred as of such date and the party seeking termination is not then in breach of any of the terms of this Agreement.

        9.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further liability or obligations hereunder on the part of any party hereto or their respective Affiliates except for the obligations of the parties pursuant to this Section 9.2 and Sections 5.3, 5.6, 5.7(b) and 10.2; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement existing at the time of such termination.

        9.3    Waiver.    At any time prior to the Closing, Buyer, the Company and the Sellers' Representative may (a) extend the time for the performance of any of the obligations or other acts of an other party hereto, (b) waive any inaccuracies in the representations and warranties of an other party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements of an other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

10.    General Provisions.

        10.1    Notices.    All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given on the same day when delivered personally or by facsimile transmission or on the next business day if sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

    if to the Company prior to the Closing Date, to:

    GT Equipment Technologies, Inc.
    243 Daniel Webster Highway
    Merrimack, New Hampshire 03054
    Attn: Dr. Kedar P. Gupta, Chief Executive Officer
    Facsimile: (603) 598-0430

    and to

    GT Equipment Technologies, Inc.
    243 Daniel Webster Highway
    Merrimack, New Hampshire 03054
    Attn: Daniel Lyman, General Counsel
    Facsimile: (603) 598-0430

    with copy to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Attn: Jack B. Steele
    Facsimile: (617) 523-1231

    if to the Sellers' Representative, to:

    Dr. Kedar P. Gupta
    27 Colburn Lane
    Hollis, NH 03049
    Facsimile: (603) 598-0430

    with a copy to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Attn: Jack B. Steele
    Facsimile: (617) 523-1231

    If to Buyer or Merger Sub, to Buyer at:

    GT Solar Holdings, LLC
    c/o GFI Energy Ventures, LLC
    11611 San Vicente Blvd., Suite 710
    Los Angeles, CA 90049
    Attn:    Richard Landers
    Ian A. Schapiro
    Walid A. Gardezi
    Facsimile: (310) 442-0540

    with a copy to:

    Kirkland & Ellis LLP
    777 South Figueroa Street
    Los Angeles, CA 90017
    Attn:    John A. Weissenbach
    Damon R. Fisher
    Facsimile: (213) 680-8500

        10.2    Fees and Expenses.    Prior to the Closing, the Company shall pay the Company Transaction Expenses. Any such Company Transaction Expenses not paid prior to the Closing shall be included as a Current Liability in the Closing Working Capital. The Sellers shall be responsible for the payment of, and shall pay, any expenses incurred by the Sellers, the Company or the Sellers' Representative in connection with the negotiation and consummation of the transactions contemplated hereby in excess of the Company Transaction Expenses, and in no event shall Buyer or the Company have any liability, obligation or responsibility therefor, other than amounts deducted from the Purchase Price pursuant to Section 1.8(b). Buyer shall bear its own fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

        10.3    Certain Definitions.    For purposes of this Agreement:

          (a)   An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b)   "Alternative Transaction" means any (i) investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of the Company or any of its subsidiaries, (ii) merger, consolidation, share exchange or other similar transaction involving all or any portion of the Company or any of its subsidiaries, (iii) issuance or sale of any equity interests in the Company or any of its subsidiaries, other than issuances of stock upon exercise of stock options outstanding on the date hereof (and related transfers pursuant to existing contractual arrangements that the Company will disclose to you promptly after execution of this letter agreement), (iv) sale of any assets of the Company or any of its subsidiaries (other than sales of inventory to customers in the ordinary course of business consistent with past practice), (v) similar transaction or business combination involving the Company or any of its subsidiaries or the business or capital stock or assets of any of the foregoing, or (vi) other transaction undertaken by the Company or any of its Representatives which would reasonably be expected to have the effect of preventing, impeding or delaying the consummation of the transactions contemplated by this Agreement;

          (c)   "Company Transaction Expenses" means an amount equal to the sum of the legal, accountant, investment banking and other fees and expenses of the Company and/or the Sellers incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

          (d)   "Debt" means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond,

  debenture or other debt security, (iii) any indebtedness for the deferred purchase price or property or services with respect to which any GT Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which any GT Company insures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit, but not including undrawn letters of credit to secure the repayment of obligations of the Company for customer deposits, and warranties of the Company, provided that such letters of credit are secured in part with "restricted cash" included on the Company's balance sheet and included in Working Capital), (v) any indebtedness guaranteed in any manner by any GT Company (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which any GT Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by an Encumbrance on any GT Company's assets, (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA, (ix) any Liability of any GT Company under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (x) any off-balance sheet financing of any GT Company, (xi) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date and (xii) any Liabilities incurred by any GT Company (including, but not limited to, any fees, costs and expenses incurred on behalf of the Sellers) in connection with the negotiation of this Agreement, the performance of such GT Company's and its pre-Closing Affiliates' obligations hereunder, and the consummation of the transactions contemplated hereby.

          (e)   "GAAP" means U.S. generally accepted accounting principles, consistently applied;

          (f)    "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including reasonable attorneys' fees) actually suffered or incurred by such Person;

          (g)   "Material Adverse Effect" means any circumstance, change in or effect on the Company or any of its subsidiaries that, individually or in the aggregate with any other circumstances, changes in or effects on the Company, has or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, operations, prospects or business of the Company, on a consolidated basis, except for any such effects resulting from (i) the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions or the securities markets in general (excluding any such change which has a disproportionate impact on the Company) or (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industries of the Company (excluding any such change which has a disproportionate impact on the Company) including (A) changes in laws generally applicable to such businesses or industries and (B) changes in GAAP or its application; and

          (h)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        10.4    Interpretation.    When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        10.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

        10.6    Amendments.    This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, the Company and the Sellers' Representative, or in the case of a waiver, the party waiving compliance, provided, however, that the written consent of RBC shall also be required with respect to any amendment, modification or waiver that would alter the rights and obligations of RBC under this Agreement.

        10.7    Entire Agreement; Severability.    This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

        10.8    Third Party Beneficiaries.    Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

        10.9    Governing Law.    This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        10.10    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the Company, the Sellers' Representative and Buyer. Notwithstanding the immediately preceding sentence, without the prior written consent of any party, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement to one or more of its Affiliates; (b) its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer, the Company, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement, in whole or in part, to any subsequent purchaser of Buyer, the Company, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise). Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        10.11    Mutual Drafting.    The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated by this Agreement who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

        10.12    Consent to Jurisdiction.    Each of the parties hereby consents to exclusive jurisdiction, service of process and venue in the federal or state courts of the State of Delaware for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

        10.13    Remedies.    It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have signed, or caused their respective officers thereunto duly authorized to sign on their behalf, this Agreement, all as of the date first written above.

GT SOLAR HOLDINGS, LLC
By:	OCM/GFI POWER OPPORTUNITIES FUND II, L.P.
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC, its Managing Member
By:	/s/ Richard K. Landers Name: Richard K. Landers Title: Principal
OCM/GFI POWER OPPORTUNITIES FUND II, L.P.
By:	GFI Power Opportunities Fund II, GP, LLC
Its:	General Partner
By:	GFI Energy Ventures LLC, its Managing Member
By:	/s/ Richard K. Landers Name: Richard K. Landers
GLOW MERGER CORPORATION
By:	/s/ Richard K. Landers Name: Richard K. Landers Title: President

GT EQUIPMENT TECHNOLOGIES, INC.
By:	/s/ Kedar P. Gupta Name: Dr. Kedar P. Gupta Title: Chief Executive Officer
SELLERS:
/s/ Kedar P. Gupta Dr. Kedar P. Gupta
/s/ Jonathan A. Talbott Jonathan A. Talbott
MERCHANTBANC VENTURE PARTNERS, Limited Partnership
By:	/s/ Jeffrey M. Pollock Name: Jeffrey M. Pollock Title: Managing Director
ROYAL BANK OF CANADA
By:	/s/ Alan Hibben Name: Alan Hibben Title: CEO-RBC Capital Partners
/s/ Richard C. White Richard C. White
/s/ Matthew A. Slepian Matthew A. Slepian

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  Exhibit 2.1